UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC., et al.,

                  Plaintiffs,              File No. 02-74799

v.                                         The Honorable Victoria A. Roberts
                                           Magistrate Judge Virginia M. Morgan

TAUBMAN CENTERS, INC., et al.,

                  Defendants.

------------------------------------/

LIONEL Z. GLANCY,                         File No. 02-75120

                  Plaintiff,              The Honorable Victoria A. Roberts
                                          Magistrate Judge Virginia M. Morgan
v.

ROBERT S. TAUBMAN, et al.,

                  Defendants.

-----------------------------------/

                       DEFENDANTS' BRIEF IN OPPOSITION TO
                PLAINTIFFS' MOTIONS FOR A PRELIMINARY INJUNCTION

                                          Joseph Aviv (P 30014)
                                          Bruce L. Segal (P 36703)
                                          Matthew F. Leitman (P 48999)
                                          Miro Weiner & Kramer
                                          a professional corporation
                                          Attorneys for Defendants
                                          Suite 100
                                          38500 Woodward Avenue
                                          Bloomfield Hills, Michigan 48303-0908
                                          Telephone: (248) 258-1207
                                          Facsimile:  (248) 646-4021

Of counsel:                               I.W. Winsten (P 30528)
                                          Raymond W. Henney (P 35860)
Wachtell, Lipton, Rosen & Katz            Honigman Miller Schwartz and Cohn, LLP
51 West 52nd Street                       Attorneys for Defendants
New York, New York 10019                  2290 First National Building
                                          Detroit, Michigan 48226-3583
                                          Telephone: (313) 465-7000

                                TABLE OF CONTENTS

                                                                         PAGE

Index of Authorities..........................................................iv

Index to Appendix...........................................................viii

Statement of the Issues Presented............................................xii

Controlling or Most Appropriate Authority....................................xiv

Preliminary Statement..........................................................1

Statement of Facts.............................................................2

      A.   Overview of the Taubman UPREIT Enterprise...........................2

      B.   The Pre-1998 Structure of the Taubman UPREIT........................2

           1.   Governance of the Enterprise...................................2

           2.   The Ownership Limit in Taubman Centers' Articles...............4

      C.   The Post-1998 Structure of the Taubman UPREIT.......................4

           1.   The Business Reasons for the 1998 Restructuring................4

           2.   The 1998 Restructuring Was a Fairly Negotiated Transaction.....5

           3.   The Restructuring Itself - a "Win-Win" for All.................8

           4.   The Holders of Series B Preferred Stock.......................14

      D.   Public Reporting of the 1998 Restructuring.........................14

      E.   The Voting of the Series B Stock Since the 1998 Restructuring......16

      F.   The SPG Offers.....................................................16

      G.   The Voting Agreements..............................................18

      H.   SPG Buys Shares of Taubman Centers Stock...........................19

      I.   SPG Makes a Tender Offer for $18 per Share.........................19

      J.   SPG Amends Its Tender Offer........................................20

  Argument....................................................................21

      I.   Plaintiffs Have Not Established a Strong Likelihood of Success
           on the Merits     .................................................21

           A.   The Court Lacks Subject Matter Jurisdiction...................21

           B.   Plaintiffs Have Failed to Establish a Strong Likelihood
                of Success in Challenging the 1998 Restructuring..............23

                  1.   Plaintiffs' Claims That the Series B Stock Was
                       Improperly Issued Are Barred by the Statute of
                       Limitations............................................23

                  2. SPG and Glancy Lack Standing to Challenge the 1998 Restructuring Because the Transaction Occurred Prior
                       to Their Ownership of Taubman Centers Shares...........24

                  3.   Plaintiffs' Claims Are Derivative and Must Be
                       Dismissed for Failure to Comply with the Statutory Requirements Necessary to Commence a Derivative
                       Action.................................................26

                  4.   Even if This Court Were to Reach the "Merits" of the
                       1998 Restructuring, It is Clear That Plaintiffs Do
                       Not Have a Strong Likelihood of Success................27

                  a.   The Business Judgment Rule Applies.....................27

                  b.   The Unocal Standard Does Not Apply.....................29

                  c.   The 1998 Restructuring Was Fair to the Public
                       Shareholders...........................................31

                  d.   The Issuance of the Series B Stock Did Not Violate
                       the Articles...........................................32

           C.   SPG 2002 "Group" Claim Under the Control Share Acquisitions
                Act is Meritless..............................................33

                  1.   The Formation of a "Group" Is Not a "Control Share
                       Acquisition"...........................................34

                  2.   If The Taubman Family Is a Group, It Has Been So
                       with Respect to the Series B Shares Since 1998.........37

           D.   The Board Properly Discharged its Fiduciary Duties in
                Rejecting the Inadequate Simon Offers.........................38

      II.  The Balance of Equities Weighs in Favor of Defendants..............40

           A.  Plaintiffs Have Suffered No Irreparable Injury.................40

           B.   Defendants and Others Will Suffer Irreparable Injury..........41

           C.   The Public Interest Will Be Served By the Denial of a
                Preliminary Injunction........................................42

Conclusion....................................................................43

                              INDEX OF AUTHORITIES

CASES

STRAWBRIDGE V. CURTISS, 7 U.S. (3 Cranch) 267 (1806)

CARDEN V. ARKOMA ASSOCS., 494 U.S. 185(1990)

HANDELSMAN V. BEDFORD VILLAGE ASSOCS., L.P., 213 F.3d 48 (2d Cir. 2000)

HALLERAN V. HOFFMAN, 966 F.2d 45 (1st Cir. 1992)

SCHACHNER V. BLUE CROSS & BLUE SHIELD OF OHIO, 77 F.3d 889 (6th Cir. 1996)

AUSTIN V. TRANDELL, 207 F. Supp. 2d 616 (E.D. Mich. 2002)

WOLF V. THOMAS, 271 F.2d 634 (6th Cir. 1959)

FRANCESKIN V. CREDIT SUISSE, 214 F.3d 253 (2d Cir. 2000)

HORVATH V. DELIDA, 213 Mich. App. 620, 540 N.W.2d 760 (1995)

MCQUILLEN V. NATIONAL CASH REGISTER CO., 22 F. Supp. 867 (D.Md. 1938), AFF'D, 112 F.2d 877 (4th Cir. 1940)

LOWELL WIPER SUPPLY CO. V. HELEN SHOP, INC., 235 F. Supp. 640 (S.D.N.Y. 1964)

HENIS V. COMPANIA AGRICOLA DE GUATEMALA, 116 F. Supp. 223 (D. Del. 1953), AFF'D, 210 F.2d 950 (3d Cir. 1954)

NEWKIRK V. W.J. RAINEY, INC., 76 A.2d 121 (Del. Ch. 1950)

WAGNER ELEC. CORP. V. HYDRAULIC BRAKE CO., 269 Mich. 560, 257 N.W. 884 (1934)

PERGAMENT V. FRAZER, 93 F. Supp. 9 (E.D. Mich. 1949)

OMNICARE, INC. V. NCS HEALTHCARE, INC., 809 A.2d 1163 (Del. Ch. 2002), APPEAL DISMISSED AS MOOT, 2002 Del. LEXIS 723 (Del. Dec. 10, 2002)

TORCHMARK CORP. V. BIXBY, 708 F. Supp. 1070 (W.D. Mo. 1988)

IN RE GAYLORD CONTAINER CORP. SHAREHOLDERS LITIG., 747 A.2d 71 (Del. Ch. 1999)

CROUSE-HINDS CO. V. INTERNORTH, INC., 518 F. Supp. 390 (N.D.N.Y. 1980)

CRTF CORP. V. FEDERATED DEP'T STORES, INC., 683 F. Supp. 422 (S.D.N.Y. 1988)

GAFF V. FEDERAL DEPOSIT INS. CORP., 814 F.2d 311 (6th Cir. 1987)

HALL V. ALIBER, 614 F. Supp. 473 (E.D. Mich. 1985)

PRIDDY V. EDELMAN, 679 F. Supp. 1425 (E.D. Mich. 1988), AFF'D, 883 F.2d 438 (6th Cir. 1989)

BARROWS V. J.N. FAUVER CO., 280 Mich. 553, 274 N.W.2d 325 (1937)

CAMDEN V. KAUFMAN, 240 Mich. App. 389, 613 N.W.2d 335 (2000)

UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985)

STROUD V. GRACE, 606 A.2d 75, 79 (Del. 1992)

BLASIUS INDUS., INC. V ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988)

MM COS., INC. V. LIQUID AUDIO, INC., 813 A.2d 1118 (Del. 2003)

CAMPAU V. MCMATH, 185 Mich. App. 724, 463 N.W. 2d 186 (1990)

PACKER V. YAMPOL, 1986 Del. Ch. LEXIS 413 (Apr. 18, 1986)

PHILIPS V. INSITUFORM OF N. AM., 1987 Del. Ch. LEXIS 474 (Aug. 27, 1987)

UNITRIN, INC. V. AMERICAN GENERAL CORP., 651 A.2d 1361 (Del. 1995)

GIMBELL V. SIGNAL COS., 316 A.2d 599 (Del. Ch. 1974), AFF'D 316 A.2d 619 (Del.
1974)

LOWENSCHUSS V. OPTION CLEARING CORP., 1985 Del. Ch. LEXIS 408, at *12-*13 (Mar. 27, 1985)

SMITH V. COMMISSIONER, 78 T.C.M. (CCH) 745 (1999)

ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, No. 1:90-CV-937, slip op., (W.D. Mich. Dec. 5, 1991)

YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002)

BREAUD V. AMATO, 657 So. 2d 1337 (La. Ct. App. 1995)

GENERAL AIRCRAFT CORP. V. LAMPERT, 556 F.2d 90 (1st Cir. 1977)

AMP INC. V. ALLIEDSIGNAL CORP., 168 F.3d 649 (3d Cir. 1999)

DETROIT FIRE FIGHTERS ASS'N V. CITY OF DETROIT, 449 Mich. 629, 537 N.W.2d 436
(1995)

CITIZENS FOR PRETRIAL JUSTICE V. GOLDFARB, 415 Mich. 255, 327 N.W.2d 910 (1982)

PARAMOUNT COMMUNICATIONS, INC. V. TIME INC., 571 A.2d 1140 (Del. 1989)

TW SERVS., INC. V. WT ACQUISITION CORP., 1989 Del. Ch. LEXIS 19 (Del. Ch. 1989)

SMITH V. VAN GORKOM, 488 A.2d 858 (Del. 1985).

MICHIGAN BELL TEL. CO. V. ENGLER, 257 F.3d 587 (6th Cir. 2001)

PLANT INDUS., INC. V. BREGMAN, 490 F. Supp. 265 (S.D.N.Y 1980)

AQUILA, INC. V. QUANTA SERVS., INC., 805 A.2d 196 (Del. Ch. 2002)

BEZTEK CO. V. BANK ONE COLUMBUS, N.A., 811 F. Supp. 274 (E.D. Mich. 1992)

HOMAC, INC. V. DSA FIN. CORP., 661 F. Supp. 776 (E.D. Mich. 1987)

RMP CONSULTING GROUP, INC. V. DATRONIC RENTAL CORP., 179 F.R.D. 614 (N.D. Okla.
1998), AFF'D IN RELEVANT PART, VACATED IN PART ON OTHER GROUNDS, 189 F.3d 478, 1999 U.S. App. LEXIS 19246 (10th Cir. 1999)

AMANDA ACQUISITION CORP. V. UNIVERSAL FOODS CORP., 708 F. Supp. 984 (E.D. Wis.
1989)


STATUTES, REGULATIONS AND COURT RULES

28 U.S.C. ss.1332(a)

28 U.S.C. ss.1367(a)

I.R.C. ss.856(a)(6)

I.R.C. ss. 542(a)(2)

17 C.F.R. 240.13d-1(i)

17 C.F.R. 240.13d-2(a)

Fed. R. Civ. P. 19(a)

Mich. Comp. Laws ss.450.1791(4)(c)

Mich. Comp. Laws ss.450.1493(a)

Mich. Comp. Laws ss. 450.1541a(4)

Mich. Comp. Laws ss. 600.5827

Mich. Comp. Laws ss.450.1492a(a)

Mich. Comp. Laws ss.450.1493a(a)

Mich. Comp. Laws ss.450.1492a(b)

Mich. Comp. Laws ss. 450.1790(2)

Mich. Comp. Laws 450.1791(4)(c)

Mich. Comp. Laws ss.450.1798(1)

Mich. Comp. Laws ss.450.1545a(1)

Mich. Comp. Laws ss.450.1541a

Mich. Comp. Laws ss.450.1545a(1)(b)

House Legislative Anal., H.B. 4907 & 4936 (Mar. 18, 1988)

Senate Fiscal Agency Bill Anal., H.B. 4907 (S-1) & 4936 (S-1) (Feb. 18, 1988)

Indiana Comments to Ind. Code 23-1-42-1

OTHER AUTHORITIES

Peter M. Fass et al., REAL ESTATE INVESTMENT TRUSTS HANDBOOK 3-4 (2003 ed., West Group) (2002)

Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser, MICHIGAN CORPORATION LAW & PRACTICE 297-98 (2002)

Robert C. Clark, CORPORATE LAW 433

1 Lou R. Kling & Eilein T. Nugent, NEGOTIATED ACQUISITIONS OF COMPANIES, SUBSIDIARIES AND DIVISIONS ss. 2.03 (2002)

NYSE Listed Co. Man. ss.313(A)

                                INDEX TO APPENDIX

VOLUME I                                                                    EXS.

Peter M. Fass et al., REAL ESTATE INVESTMENT TRUSTS HANDBOOK
(2003 ed. West Group)..........................................................1

Taubman Centers, Inc., Prospectus dated November 20, 1992......................2

Transcript of Deposition of Philip Ward (excerpts) ..................... ......3

The Amended and Restated Agreement of Limited Partnership
of The Taubman Realty Group Limited Partnership................................4

Transcript of Deposition of Allan J. Bloostein (excerpts)......................5

Transcript of Deposition of Lisa Payne (excerpts)..............................6

Transcript of Deposition of Simon Parker Gilbert (excerpts)....................7

Transcript of Deposition of Martin Cicco (excerpts)............................8

Restated Articles of Incorporation of Taubman Centers, Inc.....................9

1996 Proxy Statement..........................................................10

Transcript of Deposition of Christopher J. Niehaus (excerpts).................11


VOLUME II

Declaration of Alan Miller....................................................12

Taubman Centers, Inc., Analysis of All Share Holdings.........................13

Minutes of Meeting of the Partnership Committee of the Taubman Realty Group
Limited Partnership, March 5, 1998............................................14

Transcript of Deposition of Robert Taubman (excerpts).........................15

Minutes of Meeting of the Partnership Committee of the Taubman Realty Group
Limited Partnership, June 24, 1998............................................16

GS 01168 (Project NOVA Goldman Sachs Value Added "Talking Points")............17

                                                                            EXS.

Transcript of Deposition of Adam Rosenberg (excerpts).........................18

William B. King letter to Robert S. Taubman dated August 25, 1998.............19

William B. King letter to Jeffrey H. Miro dated August 25, 1998...............20

Minutes of Special Joint Meeting of the Board of Directors of Taubman
Centers, Inc. and the Partnership Committee of The Taubman Realty
Group Limited Partnership, August 17, 1998....................................21

Transcript of Deposition of G. William Miller (excerpts)......................22

Declaration of James J. Hanks, Jr. (excerpts).................................23

Morgan Stanley Board Book dated August 17, 1998...............................24

Second Amended and Restated Articles of Incorporation of Taubman
Centers, Inc., filed May 22, 1996.............................................25

2000 Proxy Statement..........................................................26

Morgan Stanley Dean Witter Fairness Opinion dated August 17, 1998.............27

Interim Agreement dated August 17, 1998.......................................28

Declaration of Gerald R. Poissant.............................................29

Taubman Centers, Inc., Form 8-K dated October 15, 1998........................30

David A. Handelsman letter to John Longobardi dated August 18, 1998...........31

NYSE - Listed Company Manual..................................................32

1998 Annual Report............................................................33

1999 Proxy Statement..........................................................34

Transcript of Deposition of David Simon (excerpts)............................35

David Simon letter to Robert S. Taubman dated October 16, 2002................36

VOLUME III                                                                  EXS.

David Simon letter to Robert S. Taubman dated October 22, 2002................37

Goldman Sachs & Co. letter to Robert S. Taubman dated October 25, 2002........38

Minutes of a Special Meeting of the Board of Directors of Taubman
Centers, Inc., October 28, 2002...............................................39

David Simon letter to Board of Directors of Taubman Centers, Inc.
dated November 13, 2002.......................................................40

Taubman Centers, Inc., Schedule 13 D/A filed November 14, 2002................41

Taubman Centers, Inc., Schedule 13D/A filed January 28, 2003..................42

Tender Offer dated December 5, 2002...........................................43

Transcript of Deposition of Lionel Z. Glancy (excerpts).......................44

Transcript of Deposition of Randall J. Smith (excerpts).......................45

Taubman Centers, Inc., Schedule 14D-9 dated December 11, 2002.................46

Supplement to Tender Offer dated January 15, 2003.............................47

Taubman Centers, Inc., Schedule 14D-9/A dated January 21, 2003................48

RMP CONSULTING GROUP, INC. V. DATRONIC RENTAL CORP., 189 F.3d 478,
1999 U.S. App. LEXIS 19246 (10th Cir. 1999)...................................49

PACKER V. YAMPOL, 1986 Del. Ch. LEXIS 413 (Apr. 18, 1986).....................50

PHILIPS V. INSITUFORM OF NORTH AMERICA, 1987 Del. Ch. LEXIS 474 (Aug. 27,
1987).........................................................................51

Merrill Lynch presentation dated October 10, 2002.............................52

Merrill Lynch presentation dated November 4, 2002.............................53

Transcript of Deposition of Peter Lowy (excerpts).............................54

Robert C. Clark, CORPORATE LAW, ss.10.4, at 433...............................55

                                                                            EXS.

Lou R. Kling & Eileen T. Nugent, NEGOTIATED ACQUISITIONS OF COMPANIES,
SUBSIDIARIES AND DIVISIONS ss.2.03 (2002).....................................56

LOWENSCHUSS V. OPTION CLEARING CORP., 1985 Del. Ch. LEXIS 408 (Mar. 27,
1985).........................................................................57

SMITH V. COMMISSIONER, 78 T.C.M. (CCH) 745 (1999).............................58

Declaration of Professor David J. Brophy......................................59

Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser, MICHIGAN
CORPORATION LAW & PRACTICE 297-98 (2002)......................................60

Comments of Indiana Corporate Law Revision Committee,
Chapter 42, "Control Share Acquisitions"......................................61

ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, No. 1:90-CV-937, slip op. (W.D.
Mich. Dec. 5, 1991) (op. denying prelim. inj.)................................62

Defendant Rospatch Corporation's Brief in Opposition to Plaintiff's Motion
for a Preliminary and/or Permanent Injunction.................................63

House Legislative Analysis Section, H.B. 4907 & 4936 (Mar. 18, 1988)..........64

Senate Fiscal Agency H.B. 4907 (S-1) & 4936 (S-1) (Feb. 18, 1988).............65

TW SERVS., INC. V. WT ACQUISITION CORP., 1989 Del. Ch. LEXIS 19 (Del. Ch.
1989).........................................................................66

                        STATEMENT OF THE ISSUES PRESENTED

ISSUE 1    Whether the Court lacks jurisdiction over the subject matter where:

          (i) There is no diversity of citizenship between plaintiffs and the real parties in interest who own Series B preferred stock ("Series B") of Taubman Centers, Inc. ("Taubman Centers").

          (ii) Neither of the individual plaintiffs has an amount in controversy exceeding $75,000.

          Defendants say: Yes

ISSUE 2   Whether  the   Court   should   deny   plaintiffs'   motions   to
          disenfranchise by injunction 30% of the voting interests of Taubman Centers where plaintiffs have failed to establish a strong likelihood of success on the merits because:

          (i)  Plaintiffs' claims are barred by the statute of limitations.

          (ii) Plaintiffs lack the legal standing to challenge the 1998 restructuring of the Taubman enterprise and issuance of the Series B stock because they were not shareholders of the corporation in 1998 at the time of the stock issuance.

          (iii)Plaintiffs' claims must be brought derivatively on behalf of Taubman Centers, but plaintiffs have not made a written demand on the corporation, a mandatory requirement under Michigan law, and plaintiffs, hostile tender offers and a professional "strike suit" plaintiff, do not fairly and adequately represent the interests of the corporation.

          (iv) Plaintiffs  have  not  shown  that   defendants   breached  their
               fiduciary duties in connection with the 1998 restructuring and issuance of the Series B stock.

          (v)  Plaintiffs  have  not  shown  that   defendants   breached  their
               fiduciary duties in connection with their consideration of the offers of the Simon Property Group, Inc.

          (vi) Plaintiffs' 2002 "group" claims under the Control Share Acquisitions Act are meritless because the formation of a group is not a "control share acquisition," no group was formed in 2002, and plaintiffs lack the legal standing to assert claims under the Control Share Acquisitions Act.

          Defendants say: Yes

ISSUE 3   Whether   the  Court   should   deny   plaintiffs'   motions   to
          disenfranchise by injunction 30% of the voting interest of Taubman Centers where plaintiffs have failed to show that the balance of equities weighs in their favor because:

          (i)  Plaintiffs have no certain, imminent, or irreparable injury.

          (ii) Defendants   and  other   Series  B   shareholders   will  suffer
               irreparable injury if the Series B shares are not permitted to vote.

          (iii)The public interest will be harmed if the Series B shareholders are not permitted to vote.

          Defendants say: Yes

                    CONTROLLING OR MOST APPROPRIATE AUTHORITY

ISSUE 1   THE COURT LACKS SUBJECT MATTER JURISDICTION

          CARDEN V. ARKOMA ASSOCS., 494 U.S. 185 (1990)
          RMP CONSULTING  GROUP,  INC. V. DATRONIC RENTAL CORP., 179 F.R.D. 614
            (N.D. Okla. 1998), AFF'D IN RELEVANT PART, VACATED IN PART ON OTHER GROUNDS, 189 F.3d 478, 1999 U.S. App. LEXIS 19246 (10th Cir.
            1999)

          SCHACHNER V. BLUE CROSS & BLUE SHIELD OF OHIO, 77 F.3d 889 (6th Cir.
            1996)

ISSUE 2 PLAINTIFFS HAVE FAILED TO ESTABLISH A STRONG LIKELIHOOD OF SUCCESS ON THE MERITS


      STATUTE OF LIMITATIONS

           Mich. Comp. Laws ss. 450.1541a(4)

           AUSTIN V. TRANDELL, 207 F. Supp. 2d 616 (E.D. Mich. 2002) (Cohn, J.)

           MCQUILLEN V. NATIONAL CASH REGISTER CO., 22 F. Supp. 867 (D.Md.
              1938), AFF'D, 112 F.2d 877 (4th Cir. 1940)

           WOLF V. THOMAS, 271 F.2d 634 (6th Cir. 1959)

           LACK OF STANDING

           GAFF V. FEDERAL DEPOSIT INS. CORP., 814 F.2d 311 (6th Cir. 1987)

           OMNICARE,  INC. V. NCS HEALTHCARE,  INC., 809 A.2d 1163 (Del. Ch.
             2002), APPEAL DISMISSED AS MOOT, 2002 Del. LEXIS 723 (Del. Dec. 10, 2002)

           WAGNER ELEC. CORP. V. HYDRAULIC BRAKE CO., 269 Mich. 560 (1934)

           DERIVATIVE ACTION REQUIREMENTS

           Mich. Comp. Laws ss.450.1492a(a) & (b)

           GAFF V. FEDERAL DEPOSIT INS. CORP., 814 F.2d 311 (6th Cir. 1987)

           HALL V. ALIBER, 614 F. Supp. 473 (E.D. Mich. 1985) (Gilmore, J.)

           NO BREACH OF FIDUCIARY DUTY

           1998
           ----

           Mich. Comp. Laws ss.450.1541a

           Mich. Comp. Laws ss.450.1545a(1)(b)

           BARROWS V. J.N. FAUVER CO., 280 Mich. 553; 274 N.W.2d 325 (1937)

           CAMDEN V. KAUFMAN, 240 Mich. App. 389; 613 N.W.2d 335 (2000)

           MM COS., INC. V. LIQUID AUDIO, INC., 813 A.2d 1118 (Del. 2003)

           PRIDDY V. EDELMAN, 679 F. Supp. 1425 (E.D. Mich. 1988) (Taylor, J.),
              AFF'D, 883 F.2d 438 (6th Cir. 1989)

           STROUD V. GRACE, 606 A.2d 75 (Del. 1992)

           2002
           ----

           PARAMOUNT COMMUNICATIONS, INC. V. TIME INC., 571 A.2d 1140 (Del.
              1989)

           CONTROL SHARE ACQUISITIONS ACT

           Mich. Comp. Laws ss.450.1790(2)

           Mich. Comp. Laws ss.450.1798(1)

           Official Comments to Ind. Code 23-1-42-1

           ATLANTIS GROUP, INC. V. ALIZAC PARTNERS,  No. 1:90-CV-937,  slip op.
             (W.D. Mich. Dec. 5, 1991) (op. denying prelim. inj.)

           GENERAL AIRCRAFT CORP. V. LAMPERT, 556 F.2d 90 (1st Cir. 1977)

           YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298 (Ind. 2002)

ISSUE 3    THE BALANCE OF EQUITIES WEIGHS IN FAVOR OF DEFENDANTS

           AQUILA, INC. V. QUANTA SERVS., INC., 805 A.2d 196 (Del. Ch. 2002)

           ATLANTIS GROUP, INC. V. ALIZAC PARTNERS,  No. 1:90-CV-937,  slip op.
             (W.D.Mich.  Dec. 5, 1991) (op. denying prelim. inj.)

           BEZTEK CO. V. BANK ONE COLUMBUS, N.A., 811 F. Supp. 274 (E.D. Mich.
              1992) (Edmunds, J.)

           HOMAC, INC. V. DSA FIN. CORP., 661 F. Supp. 776 (E.D. Mich. 1987)
              (Cook, J.)

           MICHIGAN BELL TEL. CO. V. ENGLER, 257 F.3d 587 (6th Cir. 2001)

                              PRELIMINARY STATEMENT

     Simon Property Group, Inc., and its acquisition subsidiary (together, "SPG"), and the individual plaintiffs, while posturing as champions of corporate democracy, invite this Court to take the profoundly UNdemocratic step of "preliminarily" enjoining the vote of 38% of the stock of Taubman Centers, Inc. ("Taubman Centers"). But there is no factual, legal, or equitable substance to plaintiffs' motions. For SPG's "factual" account of the 1998 restructuring of the enterprise to be accepted, massive collusion among five major law firms, two leading investment banks, and independent directors including the former Chairman of Morgan Stanley has to have occurred, and the New York Stock Exchange has to have condoned it. SPG distorts testimony and twists documents to paint a lurid and utterly false picture of director misconduct. SPG's legal discussion of the Michigan Control Share Acquisitions Act conspicuously omits case law squarely rejecting SPG's "group" contention, including a Michigan case in which SPG's present counsel condemned the very "group" argument SPG advances here. And SPG never confronts the gross INequity of exploiting its so-called preliminary motion to seek what amounts to permanent relief irrevocably altering the status quo.

     The pending  motions are  deficient  in many  respects,  including  even so elemental a flaw as failing to establish Federal subject matter jurisdiction. They are not legitimate requests for interim judicial relief. They are simply part of SPG's relentless public relations campaign feeding trumped-up charges of illegality to credulous journalists to pressure Taubman Centers' directors into accepting a tender offer that they believe, in their good faith judgment, is inadequately priced and opportunistic. The motions do not justify the extraordinary relief they seek. They should be denied.

                               STATEMENT OF FACTS

         A.       OVERVIEW OF THE TAUBMAN UPREIT ENTERPRISE

     Taubman Centers is a Michigan corporation that is qualified as a real estate investment trust ("REIT").1 Taubman Centers was introduced as a publicly-traded REIT in 1992 by A. Alfred Taubman and by two General Motors employee pension trusts (the "GM Trusts") to raise capital for The Taubman Realty Group Limited Partnership ("TRG"). (SEE Taubman Centers Prospectus dated Nov. 20, 1992 ("Prospectus"), at 2-3 (Ex. 2).) TRG, in turn, is an operating partnership that owns 21 shopping centers and engages in the full range of activities of the regional shopping center business. TRG was formed in 1985 and run by A. Alfred Taubman (who began developing shopping malls in the early 1960's). (SEE ID. at 1-2 (Ex. 2).)

     Taubman Centers and TRG have a fully integrated relationship: Taubman Centers' SOLE asset is a partnership interest in TRG. Together they comprise a single enterprise known as an umbrella partnership real estate investment trust ("UPREIT").2 As explained by Phillip J. Ward, a director of the Simon Corporation, because an UPREIT is an entity that consists of both an operating partnership and a public company, "[y]ou have to evaluate BOTH companies to evaluate the entire enterprise." (Ward at 25, 33 (emphasis added) (Ex. 3).)

         B.     THE PRE-1998 STRUCTURE OF THE TAUBMAN UPREIT

                  1.     GOVERNANCE OF THE ENTERPRISE


     When A. Alfred Taubman and the GM Trusts formed the Taubman UPREIT in 1992, Taubman Centers was marketed to the public as a MINORITY partner in TRG, along with the Taubman family (including certain key executives of The Taubman Company) and the GM Trusts. (SEE, E.G.,

---------------------

1 A real estate investment trust is a passive investment vehicle (like a mutual fund) that enables large numbers of investors to pool their capital and invest in real estate projects that would otherwise be unavailable as an investment. SEE Peter M. Fass et al., REAL ESTATE INVESTMENT TRUSTS HANDBOOK 3-4 (2003 ed., West Group) (2002) (hereinafter "REIT Handbook") (Taubman Centers' Appendix at Ex. 1).

2 In fact,  Taubman  Centers and  TRG formed the  first-ever  UPREIT.   SEE REIT
Handbook at 698 n. 2 (Ex. 1). The Taubman UPREIT gave birth to a $55 billion industry.

Prospectus at 5, 16 (Ex. 2).) TRG's partnership interests were allocated as "units" to its three groups of partners - (i) the GM Trusts, (ii) the Taubman family, and (iii) Taubman Centers. (SEE, E.G., ID. at 7 (chart) (also attached to this brief as Ex. A).)

     To assure that all three groups would have a say in the management of the business and control of the operating partnership's assets, governance was established at the operating partnership level (i.e., in TRG), not at the public REIT corporation level (i.e., Taubman Centers), through a 13-member TRG partnership committee (the "Partnership Committee"), which had complete authority over the management of the business. (SEE Am. & Restated Agreement of Limited Partnership of TRG (the "Partnership Agreement") ss.6.1(b) (Ex. 4); Prospectus at 5; Taubman Centers independent director Bloostein at 35 ("That is where the action was, that is where the decisions were made.") (Ex. 5).) Each group had the right to appoint members of the Partnership Committee - the Taubman family and Taubman Centers each held four seats and the GM Trusts held five seats. (See Prospectus at 85 (Ex. 2).)

     Since management decisions were made at the operating partnership level, the board of directors of Taubman Centers (the "Board") had very few functions. The only substantive action that Taubman Centers controlled (other than designating its representatives to the Partnership Committee) was the issuance of dividends to shareholders, (SEE Taubman Centers director Lisa Payne at 33 (Ex. 6); Taubman Centers independent director Gilbert at 18 (Ex. 7)), and even this decision was entirely dependent on the Partnership Committee's first allocating and distributing funds to Taubman Centers. (SEE, E.G., Prospectus at 17 (Ex. 2).) Thus, while before 1998, Taubman Centers hypothetically could have been acquired by a third party, the only thing that the third party would have acquired would have been a minority interest in an operating partnership, with NO control over the business or assets of the partnership, and no veto over Partnership Committee actions. Not surprisingly, there is no evidence that any third party was interested in acquiring anything other than the entire enterprise. (SEE SPG Merrill Lynch financial adviser Cicco at 119-20 (Ex. 8).)

             2.    THE OWNERSHIP LIMIT IN TAUBMAN CENTERS' ARTICLES

     To qualify as a REIT under Federal tax laws, five or fewer shareholders may not own more than 50 percent in value of the corporation's outstanding stock (the "five-or-fewer rule"). SEE I.R.C. ss.ss.856(a)(6), 542(a)(2). Taubman Centers thus included in its articles of incorporation an ownership limit (the "Ownership Limit") that prohibits a person from owning more than 8.23% of Taubman Centers' outstanding common stock. (SEE Restated Articles of Incorporation of Taubman Centers (the "Articles"), art. III, ss.ss.2(d)(ii)(a), 2(d)(i) (Ex. 9).)

     The Ownership Limit has been in the Articles continuously since Taubman Centers' initial public offering in 1992 and was fully disclosed in the Prospectus. (SEE Prospectus at 80-82 (Ex. 2).) In fact, the Prospectus specifically disclosed to potential shareholders that the Ownership Limit serves not only to protect Taubman Centers' status as a REIT, but it also operates to prevent takeovers of Taubman Centers: "IN ADDITION TO PRESERVING THE COMPANY'S STATUS AS A REIT, THE EFFECT OF THE OWNERSHIP LIMIT IS TO PREVENT ANY PERSON FROM ACQUIRING UNILATERAL CONTROL OF THE COMPANY." (ID. at 81 (emphasis added).)3 The Prospectus also expressly disclosed that the Ownership Limit could ONLY be eliminated or modified by an amendment to the Articles, which would require a two-thirds' vote of the shareholders. (SEE ID.)

         C.     THE POST-1998 STRUCTURE OF THE TAUBMAN UPREIT

                 1.     THE BUSINESS REASONS FOR THE 1998 RESTRUCTURING

     The structure of the enterprise changed in 1998 (the "1998 Restructuring") when the partners of the operating partnership agreed to accommodate the GM Trusts' desire to withdraw from the partnership. By then, the GM Trusts had a very large investment in TRG, and they wanted greater control over their real estate investment. (SEE Gilbert at 20-21 (Ex. 7); Bloostein at 25-26 (Ex. 5).) Nevertheless, the GM Trusts could not have accomplished this without the

------------------------

3 Likewise, the 1996 Proxy Statement sent to shareholders in connection with an amendment to the Articles reiterated that the Ownership Limit would "make the Company less susceptible to a hostile takeover." (SEE 1996 Proxy Statement at 19-20 (Ex. 10).)

consent of both Taubman Centers' independent directors4 and the Taubman family because the GM Trusts had no right to withdraw from TRG without their approval. (SEE Partnership Agreement ss.10.3(c) (Ex. 4).) In fact, unless all of the remaining partners agreed, the GM Trusts' withdrawal would have caused the dissolution of the partnership (with severe tax ramifications). (SEE ID.
ss.10.1(b); Morgan Stanley managing director Christopher J. Niehaus at 98-99 (Ex. 11).)

     At the same time, all of the partners were interested in simplifying and improving the governance of the UPREIT enterprise. (SEE, E.G., Bloostein at 26, 34 (Ex. 5); Payne at 84 (Ex. 6).) Significantly, Taubman Centers' institutional investors (who then owned, and still own, approximately 85% of Taubman Centers' common stock, (SEE Miller Decl. P. 4 (Ex. 12); MS 00350-351 (Analysis of All Shareholdings) (Ex. 13)), also wanted to see the governance of the enterprise moved to the REIT corporation (Taubman Centers) level. (SEE Payne at 37, 57 (Ex.
6).)

             2.     THE 1998 RESTRUCTURING WAS A FAIRLY NEGOTIATED TRANSACTION

     The Partnership Committee formed a special committee, the "Strategic Planning Special Committee," to investigate possible alternatives and provide recommendations. (SEE Mins. of Meeting of Partnership Comm., Mar. 5, 1998, at 10-11 (Ex. 14).) The Special Committee was made up of two of Taubman Centers' independent directors, two representatives of the GM Trusts, and A. Alfred Taubman. (SEE ID.) It hired Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its investment adviser to explore various alternatives, and Morgan Stanley, in turn, hired the law firm of Shearman & Sterling to provide advice and counsel to the Special Committee. (SEE Gilbert at 28-29 (Ex. 7).) The independent directors separately retained the

---------------------

4 A director is "independent" if he or she is neither an officer nor an employee of Taubman Centers or its subsidiaries. (SEE Articles, art. III, ss. 2
(c)(ii)(h) (Ex. 9).) In 1998, the independent directors of Taubman Centers, all distinguished in their own right, were: Graham Allison, the Douglas Dillon
Professor of Government and former Dean of the John F. Kennedy School of Government, Harvard University; Claude M. Ballard, a partner of The Goldman Sachs Group, L.P.; Allan J. Bloostein, the former Vice Chairman of The May Department Stores Company; Jerome A. Chazen, the Chairman of the Board of Liz Claiborne, Inc.; and S. Parker Gilbert, the former Chairman of Morgan Stanley Group, Inc. Currently, Mr. Ballard is not on the Board, and Peter Karmanos, Jr., is. Mr. Karmanos is the Chairman and Chief Executive Officer of Compuware Corporation.

services of Goodwin, Procter & Hoar, LLP, and, in particular, William B. King, with whom they consulted frequently. (SEE ID. at 49; Bloostein at 50-51 (Ex.
5).)5

     The GM Trusts already had their own investment advisers, Aldrich, Eastman & Waltch, L.P., who were also the GM Trusts' representatives on the Partnership Committee, as well as legal counsel, Weil, Gotshal & Manges LLP. (SEE Gilbert at 28; Bloostein at 27; Taubman at 43 (Ex. 15).) And on the recommendation of Morgan Stanley, the Taubman family engaged the investment firm of Goldman, Sachs & Co. ("Goldman Sachs") to advise the family as to the effect of various proposals presented to the Special Committee. (SEE Niehaus at 37-38 (Ex. 11); Taubman at 42-43.)

     The Special Committee considered at least two alternative structures. Through mid-June, discussion focussed on a so-called "SaleCo/DevCo" structure, in which the business would be split into two companies, one with more mature properties ("SaleCo"), and one emphasizing development of new property
("DevCo"). (SEE Mins. of Meeting of Partnership Comm., June 24, 1998 ("June 24 Mins.") at 2 (Ex. 16); Taubman at 74-75 (Ex. 15).) This SaleCo/DevCo structure was, however, fraught with problems, notably that it was overly complex and created tax inefficiencies. (SEE June 24 Minutes at 2.) In June, the Special Committee decided that, in light of these problems, the SaleCo/DevCo structure should be abandoned. (SEE ID.) Instead, the Special Committee recommended to the Partnership Committee a concept originated by independent director S. Parker Gilbert, under which the GM Trusts would exchange their partnership units for 10 malls to be mutually agreed upon, and the governance structure would be reformed to be consistent with a peer group of REITs. (SEE ID.; Gilbert at 38-39 (Ex.
7).)6

----------------------

5 William King was one of the authors of the Real Estate Investment Trust Act of 1960, the act that created REITs.

6 SPG misleadingly quotes Mr. Gilbert's deposition testimony that "30 percent of the interest" should not control the enterprise. (SEE SPG Mem. at 13.) SPG ignores Mr. Gilbert's Deposition Errata Sheet, which explains that he meant that "one-third of a 30 percent partner [should not] decide what happens to the whole partnership." (Errata Sheet (Ex. 7).) Mr. Gilbert was simply saying that a TRG partnership transaction that would not otherwise require the approval of Taubman Centers' shareholders should not clumsily be structured so as to give a veto power to the

     While the SaleCo/DevCo structure was still under consideration, the Taubman family's advisers expressed among themselves and to Robert Taubman concerns that the structure would necessitate a vote of Taubman Centers' shareholders. The advisers were concerned that a shareholder vote would invite "interlopers" and subject the company to unwanted takeover activity. (SEE Taubman at 57-58 (Ex.
15).) These concerns are reflected in contemporaneous notes taken by a junior member of the Goldman Sachs team, which are prominently quoted in SPG's memorandum.

     What SPG's brief omits to mention is the undisputed evidence, in the notes themselves and elsewhere in the record, that Mr. Taubman was prepared to pursue a transaction that WAS subject to a shareholder vote if the transaction otherwise was "the best transaction to pursue." (Taubman at 75 ("I was not opposed to having a shareholder vote. If my lawyers told me there was [going] to be a shareholder vote and that was the best transaction to pursue, then we would have had a shareholder vote."); GS 01168 (Goldman Sachs "Talking Points") (Ex.
17) ("Bobby about to concede shareholder vote issue"). What SPG's brief also fails to mention is that, once SaleCo/DevCo was abandoned - for reasons unrelated to any shareholder vote requirement - no lawyer representing any party expressed the view that a shareholder vote was required on the final restructuring transaction, and the Board was advised unambiguously that the restructuring did not require such a vote. (SEE June 24 Mins. at 3 (Ex. 16); Bloostein at 50-51 (Ex. 5).)7

     SPG's brief is thus fundamentally misleading: It attempts to leave the impression that the shareholder vote concern related to the final restructuring transaction, rather than to the abandoned

------------------------

holders of 1/9th of the economic interest in the partnership. Mr. Gilbert's testimony in no way suggests any impropriety in a two-thirds voting requirement, common in the American corporate landscape.

7 SPG's brief also fails to mention that, even today, SPG itself does not contend that the 1998 Restructuring transaction required a shareholder vote. Indeed, the only shareholder-vote claim that SPG made with respect to the 1998 Restructuring is its now-dismissed assertion that the issuance of the Series B preferred stock was subject to the Michigan Control Share Acquisitions Act.

SaleCo/DevCo proposal. And it disingenuously and illogically uses the notes of one associate of Goldman Sachs, representing the Taubman FAMILY, and reflecting the concerns of the FAMILY'S advisers, to impugn the integrity and good faith of the independent directors, who were in no way represented by the notetaker or his firm.8 Indeed, as these notes show, the Special Committee's financial advisers negotiated very hard against the family. (SEE Rosenberg notes at GS0997 ("Jay: Bobby should call Chris & YELL--get him on our side! Why is he f-----g us?").)

     While the three groups of parties and their advisers negotiated vigorously over the course of several months, all involved "were committed to an absolutely fair process and transaction." (Special counsel King letter to Taubman dated Aug. 25, 1998 (Ex. 19)). All of the parties "proceeded from the initial premise that any separation transaction had to be both procedurally and substantively fully fair to the public shareholders of [Taubman Centers]." (King letter to Miro dated Aug. 25, 1998 (Ex. 20).)

              3.     THE RESTRUCTURING ITSELF - A "WIN-WIN" FOR ALL

     On June 24, 1998, the Partnership Committee adopted the recommendation of the Special Committee, subject to negotiations of various issues. (SEE June 24 Mins. at 2 (Ex. 16).) There were three interrelated aspects to the proposed transaction. The first part was that TRG would redeem the GM Trusts' partnership interest in exchange for the GM Trusts' acquiring mature shopping centers to be agreed upon by the parties.

----------------------

8 With respect to the Goldman Sachs' associate's notes, it should also be observed that, on his own testimony elicited by SPG's counsel, he was a "five month associate," and he "didn't have much interaction in those days with the [Taubman] family." His notes were a collection of personal thoughts, statements passed along to him, and issues to consider. As he explained, "I was pretty new to investment banking in general . . . a lot of the things that I was hearing were things that were new to me. Some of it I didn't quite understand." The notes were not necessarily contemporaneous with any discussion or meeting, some were his thoughts, some were his interpretation, and he did not always know the sources of what he wrote. (Rosenberg at 84, 97, 106-107, 108, 109 (Ex. 18).) One thing Mr. Rosenberg made clear was that the mere fact that Goldman Sachs considered or recommended something did NOT mean that the Taubman family "shared in those views." (ID. at 117.) Indeed, on the issue of a shareholder vote, Mr. Rosenberg wrote: "Wayne: Make sure Bobby [Taubman] behind us, SH [shareholder] vote not acceptable. Get Bobby on board." (ID. at 177.)

     The second aspect of the transaction, which was critical to the independent directors, was to restructure and simplify the governance of the UPREIT enterprise. As Mr. Gilbert testified, "the company wanted, Morgan Stanley wanted, everybody wanted to have a simplified and improved governance structure. And there was a sense that the rather complicated structure that had existed had not been beneficial to the company's stock in the public market." (Gilbert at 36 (Ex. 7). SEE ALSO ID. at 53; Payne at 84 (Ex. 6) ("Everybody wanted to get rid of this governance  structure.  It was one of the reasons we did the deal. . . .
It was a driving force.").) Even the GM Trusts had a significant interest in simplifying the governance structure, as it was going to remain the largest shareholder of Taubman Centers. (SEE, E.G., Gilbert at 51-52 (Ex. 7).) Shearman & Sterling opined that the Partnership Committee and the Board could "reasonably conclude" that the recommended transaction was "the best alternative and in the best interests of all interest holders, based upon an informed judgment." (SEE June 24 Mins. at 3.) 9 Shearman & Sterling also advised that "from a legal standpoint . . . no shareholder vote is required or recommended." (ID.) This was confirmed by William King. (SEE Bloostein at 50-51 (Ex. 5).)

     After two further months of negotiations between the partners and their advisers, a joint meeting of the Partnership Committee and the Board was held on August 17, 1998, to consider the proposed restructuring. In advance of the joint meeting, the independent directors met individually with their special counsel, William King, as well as with Morgan Stanley and Shearman & Sterling to review and discuss the various elements of the transaction. (SEE, E.G., Bloostein at 50-53 (Ex. 5); Mins. of Joint Meeting at 13 (Ex. 21).)

     The proposed changes to the governance structure of the enterprise included:

     1. The Partnership Committee would be eliminated and Taubman Centers would become the sole and exclusive managing partner of TRG, with all decision making

----------------------

9 The third aspect of the recommended transaction was a recapitalization of TRG's balance sheet by tendering for its public unsecured debt and subsequently replacing it with secured property-level financing. (SEE Mins. of Special Joint Meeting of Bd. & Partnership Comm., Aug. 17, 1998 ("Mins of Joint Meeting"), at 4-5, 11 (Ex. 21).)

          responsibilities  transferred  to the Board (subject only to the right
          on  the  part  of  a  majority  of  the  other   partners  to  approve
          extraordinary transactions concerning TRG only).

     2. For the first time, a majority of the members of the Board would be independent directors, thus giving the Board the power to change management without the Taubman family's approval.

     3. The partners of TRG would have the right to nominate (but, unlike their former right with respect to the Partnership Committee, they would not be able to appoint or "hard wire") a number of directors proportionate to their ownership interest in TRG "through a new class of preferred stock to be issued" by Taubman Centers.

     4. The management and other service contracts with The Taubman Company, the manager of the shopping centers, "would be cancellable upon thirty days' notice." Previously, they had three-year terms, nonterminable during the term.

     5. The enterprise would file consolidated financial statements. This was important to the investment community; previously, two sets of financial statements were reported - one for the REIT and one for the operating partnership.

(SEE ID. at 7-8.)

     At the August 17th special meeting, Morgan Stanley made a detailed presentation regarding all aspects of the transaction. (SEE ID. at 4-11.) It advised that the proposed governance alterations and voting structure were consistent with those of other UPREIT enterprises that were its peers. (SEE ID. at 10.)10 Morgan Stanley and Shearman & Sterling had conducted an extensive market study of various REITs and their governance structures, including any control and blocking provisions. (SEE Morgan Stanley Board Book at 18 (Ex. 24).) "[A]t one end of the continuum [was] Simon Property Group, with the most significant rights held by the insider families, with Boston Properties and General Growth next, and Urban and Macerich having the least amount of [insider] rights." (See Mins of Joint Meeting at 10 (Ex. 21).) Morgan Stanley and Shearman & Sterling advised that they could "very clearly state that the proposed alterations in governance will place the Partnership and TCI [Taubman Centers] in the middle of these peer companies." (ID.) In Morgan Stanley's opinion, the governance changes would cause the enterprise

--------------------------

10 Morgan Stanley called this  "flow-through"  voting.   Many other UPREITs have
the same kind of voting structure. (SEE Simon Corporation director Miller at 67 (Ex. 22); Hanks Decl. P. 6, 7 (Ex. 23).)

"to be better received by the public." (ID. at 8.)

     Morgan Stanley further advised that, with the GM Trusts' withdrawal, Taubman Centers' interest in the operating partnership would increase proportionally to approximately 63% from approximately 39%. (SEE ID. at 5.) This increase, along with the transfer of all decision making to the Taubman Centers Board, would have left TRG's minority partners with no say over the management of TRG's assets, despite their 37% interest in the assets. The new class of preferred stock was proposed to remedy this inequity. It gave the minority partners of TRG a shareholder vote in Taubman Centers directly proportional to their ownership interest in TRG's assets, and it "enabled them to vote alongside of the shareholders on matters presented to the shareholders of [Taubman Centers] for a vote." (ID.)11 As confirmed by G. William Miller, a director of the Simon Corporation, this is a common and proper governance mechanism used by UPREIT enterprises. (SEE Miller at 67 (Ex. 22).) Inasmuch as the new preferred stock was simply being used to reallocate voting rights from the Partnership Committee (which was being eliminated) to Taubman Centers, Morgan Stanley advised that the new class of preferred stock would be of "nominal economic value." (SEE Mins. of Joint Meeting at 7 (Ex. 21).) Based on this advice, it was subsequently issued for $.001 per share.

         The Board also considered whether the proposed transaction would have an impact on a

----------------------------

11 The Board's authority to create and issue the preferred stock was expressly granted by an amendment to the Articles adopted by Taubman Centers' shareholders two years earlier at the 1996 annual meeting of shareholders. (SEE Second Am. & Restated Arts. of Incorp. of Taubman Centers, art. III, ss.1, filed May 22, 1996 (Ex. 25).) The Proxy Statement for the 1996 annual meeting explained that the proposed amendment would authorize the Board to issue, "without seeking further shareholder approval," 50 million shares of preferred stock "in one or more series having the relative rights, preferences, and priorities as determined by the Board of Directors," including "voting rights". (SEE 1996 Proxy Statement at 18-19 (Ex. 10).) The 1996 Proxy Statement expressly stated that, while the Board then anticipated using preferred stock to raise capital, the proposed articles "DO NOT RESTRICT THE PURPOSES FOR WHICH THE COMPANY CAN ISSUE PREFERRED STOCK," (ID. at 19 (emphasis added)), and the Proxy Statement further disclosed that "the Board of Directors anticipates that it will not seek further shareholder approval prior to authorizing the Company to issue Preferred Stock." (ID.) Shareholders obviously did not think that the Board abused this power. Two years after the 1998 Restructuring, they authorized 250 million more shares for the blank check preferred stock. (SEE 2000 Proxy Statement at 17-19 (Ex. 26).)

potential hostile takeover attempt. (SEE ID. at 9-10 (Ex. 21).) Morgan Stanley advised that the pre-1998 "governance structure is such that a change in control transaction would have to be FRIENDLY [i.e., a negotiated transaction]." (ID. at 10 (emphasis added) (Ex. 21).) The independent directors, therefore, were comfortable that the issuance of preferred stock to the minority partners of TRG (including the Taubman family) was not a "shift in power" in favor of the minority partners. (SEE Bloostein at 109-10 (Ex. 5).) As Lisa Payne, a director and Taubman Centers' chief financial officer, testified, "[T]he board was advised . . . that governance would relate to ownership and whatever ownership the unitholders had, they would get that commensurate vote, and if they got diluted over time or if they bought more shares it would change, and that was the way it was described and discussed." (Payne at 116-17 (Ex. 6).) David Simon also understood that there was no change. He had proposed mergers before and after 1998 and understood, as his investment banker testified, that no transaction could have occurred without the support of the Taubman family. (SEE Cicco at 53-54, 169-70.)

     Morgan Stanley issued to BOTH TRG (to its Partnership Committee) and Taubman Centers (to its Board) a fairness opinion regarding the "entire" transaction. (SEE Morgan Stanley Fairness Opinion dated Aug. 17, 1998 (Ex. 27).) Christopher J. Niehaus, the Morgan Stanley managing director in charge of the engagement, testified at his deposition that "the fairness opinion addressed the entire redemption and all its points," including "[g]overnance." (Niehaus at 77 (Ex. 11).)

     SPG (taking testimony out of context) suggests that the independent directors, and Mr. Bloostein, in particular, did not realize that the Taubman family could possibly block extraordinary transactions, (SEE SPG Mem. at. 9), but this is simply not true. As Mr. Bloostein testified:

     Q. In 1998 did you give conscious consideration that [giving the Taubman family a veto over the sale of the public company] was going to be an effect of giving the Taubman's [sic] the series B preferred stock?

     A.   I recognized it. I did not consider it a problem.

          .  .  .  .

     Q. My question to you now is, do you think that that is an important enough change that it should have been highlighted to the independent directors by their advisors?

          .  .  .  .

     A. I don't think it was necessary based on the fact that these directors all took arithmetic, I mean I knew that [the Taubman family] were going up to 29.8 percent.

     (SEE Bloostein at 109, 111 (Ex. 5); ACCORD Gilbert at 60 (Ex. 7) ("[W]e knew what the family ownership was, and that the preferred [stock] would give them an equivalent voice in the REIT. And that that possibly could block the sale of the REIT in the company. . . .").)

     At the conclusion of the special joint meeting, the Partnership Committee and the Board, with the GM Trusts' members abstaining,12 voted unanimously to approve the entire transaction, and the Board adopted amendments to the Articles to create a series of preferred stock known as Series B Non-Participating Convertible Preferred Stock (the "Series B Stock"), with a nominal value of $.001 per share. (SEE Mins. of Joint Meeting at 14, 18-19 (Ex. 21).) 13

------------------------

12 SPG tries to make much of the fact that the GM Trusts abstained, (SEE SPG Mem. at 9-10), but they misapprehend the reason for the abstention. The GM Trusts abstained because, under the Partnership Agreement, they were required to "recuse" themselves due to their conflict of interest. They had, after all, negotiated to receive 37% of TRG's properties. SPG suggests, relying on unsubstantiated hearsay taken out of context, that the GM Trusts did not like the new governance of the UPREIT and "did not want their fingerprints" on it. (ID.) Nevertheless, this suggestion is inconsistent with the fact that the GM Trusts were to remain the largest shareholder of Taubman Centers and would engage TRG (through its Manager, The Taubman Company) to continue to manage the malls that the GM Trusts were receiving in the exchange. Their abstention was simply because they were on both sides of the transaction.


13 The parties also entered into an Interim Agreement, which obligated Taubman Centers to issue the Series B Stock and which specifically provided that if the Series B Stock could not be issued for any reason, the parties would establish another mechanism to give the Taubman family "equivalent rights as would have been provided to [them] as holders of the [Series B] Preferred Stock." (SEE Interim Agreement P.3 (Ex. 28); SEE ALSO Mins. of Joint Meeting at 18-19 (Ex.
21) ("the  Corporation  shall enter into that  certain  Interim  Agreement . . .
regarding . . . the alternative steps [to be] take[n[ if the Corporation is unable to issue Series B Preferred.").)

     Exhibit B to this brief depicts the ownership of the enterprise, before and after the 1998 Restructuring, and Exhibit C shows the ownership and voting comparison before and after the 1998 Restructuring.

               4.    THE HOLDERS OF SERIES B PREFERRED STOCK

     In accordance with the Articles, on October 5, 1998, Taubman Centers issued to each TRG unitholder one share of Series B Stock for each TRG unit held. The lion's share of the Taubman family's Series B Stock was issued to, and continues to be held by, several partnerships formed long before the 1998 Restructuring and controlled by A. Alfred Taubman. (SEE Decl. of Gerald R. Poissant P.3 (Ex.
29).) Shares of Series B Stock were also issued to TRG unitholders unrelated to the Taubman family.

     Although SPG requests that the Court "preliminarily enjoin the holders of the Series B from voting those shares," (SPG Mem. at 25), thus making the Series B shareholders the real parties in interest, none of the shareholders who are not members of the Taubman family have been named as parties defendant!14

         D.     PUBLIC REPORTING OF THE 1998 RESTRUCTURING

     On October 15, 1998, Taubman Centers filed with the Securities and Exchange Commission (the "SEC") its Form 8-K, reporting events as of September 30, 1998, including (i) the 1998 Restructuring, (ii) Taubman Centers' obligation to issue to each limited partner of TRG one share of Series B Stock for each TRG unit held by the partner, and (iii) the right of the holder of each share of Series B Stock to one vote on all matters submitted to Taubman Centers' shareholders. (SEE Form 8-K dated Oct. 15, 1998, Item 2 (Ex. 30).) SPG argues that the Form 8-K did not "explain that the family was getting a 30% vote and blocking position through the Series B," (SPG Mem. at 11), but this suggestion that investors could not understand the effect of the stock issuance is contradicted by both Simon Corporation directors G. William Miller and Philip J.

---------------------------

14 One of the Taubman family partnerships that holds a substantial number of Series B shares, TG Partners Limited Partnership, has partners who are citizens of the State of California, like the individual plaintiffs in this case. (SEE Poissant Decl. P.7 (Ex. 29).)

Ward. (SEE, E.G., Miller at 180-81 (Ex. 22) (shareholders informed of power of Series B Stock in 1998 and "people who have purchased shares since 1998 would have purchased those shares in a market which had information concerning the power of the Series B"); ACCORD ID. at 115-16; Ward at 151-52, 169-70, 183-84 (Ex. 3).)15

     Taubman Centers then also reported to its shareholders in its 1998 Annual Report the facts of the 1998 Restructuring, including the issuance of 31,399,913 shares of Series B Stock to the TRG unitholders. (See 1998 Annual Report at 33, 47, 53, 62 (Ex. 33).) The issuance and terms of the Series B Stock were also reported to shareholders in plain English in the Proxy Statement preceding the annual meeting of shareholders held on May 12, 1999, in sections titled, "WHAT COUNTS AS VOTING STOCK?," "WHAT IS THE SERIES B STOCK?," and "Security Ownership of Certain Beneficial Owners and Management." (SEE 1999 Proxy Statement at 1, 2-3 (Ex. 34). ACCORD Ward at 169-70 (Ex. 3) (Proxy Statement discloses issuance of Series B Stock to Taubman family and accompanying voting rights).)

     Similar disclosures were included in the Proxy Statement preceding the annual meeting of shareholders held on May 16, 2000, when the shareholders were asked to approve an amendment to the Articles to increase the number of authorized shares of preferred stock from 50 million to 250 million shares. (SEE 2000 Proxy Statement at 1, 3 (Ex. 26).) The Board's description of the proposed amendment specifically referred to the issued and outstanding shares of Series B Stock. (SEE ID. at 18.)

----------------------------

15 While SPG also complains that an August 18, 1998, press release did not mention the Series B stock, (SEE SPG Mem. at 10), the New York Stock Exchange ("NYSE") had not yet approved the issuance, (SEE letter from Handelsman to Longobardi dated Aug. 18, 1998 (Ex. 31); Taubman at 118-19) (Ex. 15), and Taubman Centers did not want to report to the press an issuance not yet approved by NYSE. (SEE, E.G., Taubman at 118-119.) NYSE will not approve a new class or series of stock issued by a member company if it believes that the class or series disenfranchises other shareholders. (SEE NYSE Listed Co. Man. ss.313(A) (Ex. 32); A. Miller Decl. P.8 (Ex. 12).)

     E.     THE VOTING OF THE SERIES B STOCK SINCE THE 1998 RESTRUCTURING

     The Series B shares have been voted alongside the common stock in every Taubman Centers shareholder vote since the 1998 Restructuring. (SEE Miller Decl.
P.8 (Ex. 12).) At no time until this case began did any Taubman Centers shareholder, large or small, express any complaint about any aspect of the 1998 Restructuring. (SEE Bloostein at 123 ("Subsequently in the years that followed everybody congratulated us on this, on what had happened. We didn't get sued by anybody. We didn't get a negative public reaction. It was all positive. [T]he REIT benefited from it; and GM benefited from it; and Taubman benefited from it.")

     Shareholders have had more than four years to sell their stock or request changes if they were unhappy with the governance structure set in place by the 1998 Restructuring. (SEE Miller at 180-81.) An analysis of the current shareholding base of Taubman Centers shows that the current shareholders are almost all new (i.e., shareholders who purchased their shares after the 1998 Restructuring and the public disclosures of the restructuring and of the Series B Stock). (SEE A. Miller Decl. P.6 (Ex. 12).)

     F.     THE SPG OFFERS

     SPG is the largest retail shopping mall REIT in the United States, with 249 shopping centers. (SEE SPG 2d Am. Compl. ("SPG Compl.") P.1.) As explained by its chief executive officer (and son and nephew of its founders), David Simon, in the past five years, SPG has engaged in a strategy of acquiring retail real estate to create value for ITS shareholders. (SEE Simon at 22 (emphasis added) (Ex. 35).)

     In the autumn of 2002, David Simon once again directed his appetite toward Taubman Centers and TRG's real estate holdings. (SEE ID. at 145.) While SPG disingenuously claims that it is simply trying to benefit Taubman Centers' shareholders, (SEE SPG Mem. at 1), David Simon candidly admits, "we view TCO [Taubman Centers] as another -- another opportunity for us to add value to OUR shareholders." (Simon at 22 (emphasis added).)

     On October 16, 2002, David Simon sent a letter to Robert Taubman proposing, in general terms, "a business combination of Simon and Taubman," with SPG acquiring all of the publicly traded stock of Taubman Centers. (Letter from Simon to Taubman dated Oct. 16, 2002 (Ex. 36).) Before this, David Simon had his legal and financial advisers conduct a thorough analysis of Taubman Centers, (SEE Simon at 142-46), and he was advised by both about the Series B Stock and the Taubman family's voting position. (SEE ID. at 187; SEE ALSO Cicco at 265-66 (Ex. 8).) When Robert Taubman contacted David Simon to get an understanding of the proposal, he quickly learned that David Simon, in fact, simply wanted to negotiate an inside deal at the expense of Taubman Centers' public shareholders. (SEE Taubman at 145, 148 (Ex. 15).)16

     After speaking with David Simon, Robert Taubman contacted the members of the Board to tell them of his conversation and to convene a meeting to respond to David Simon. (SEE ID. at 216.) At the suggestion of independent director S. Parker Gilbert, Mr. Taubman retained both legal and financial advisers to advise the Board. (SEE, E.G., Gilbert at 119-20 (Ex. 7).)17 Taubman Centers also engaged Cyril Moscow from the law firm of Honigman Miller Schwartz and Cohn, LLP, to advise the independent directors. (SEE Bloostein at 87 (Ex. 5).)


     On October 28, 2002, the Board of Taubman Centers met to consider SPG's offer. (SEE Mins. of Special Meeting of Bd. of Directors, Oct. 28, 2002 ("Oct. 28 Mins.") (Ex. 39).)

------------------------------

16 David Simon sent a second letter to Robert Taubman just two days after their discussion. In this letter, David Simon proposed an acquisition price of $17.50 per share of Taubman Centers common stock. (SEE letter from Simon to Taubman dated Oct. 22, 2002 (Ex. 37).)

17 Plaintiffs suggest that there is something improper about the fact that Robert Taubman contacted Goldman Sachs and Wachtell, Lipton, Rosen & Katz to represent Taubman Centers because they represented the Taubman family in connection with the 1998 Restructuring, but the only thing they cite to suggest any possible conflict of interest is the fact that Goldman Sachs will receive a large fee if the SPG offer is defeated. (SEE SPG Mem. at 13-14.) What the plaintiffs fail to mention is that Goldman Sachs will get an even larger fee if the SPG tender offer is consummated. (SEE letter from Goldman Sachs to Taubman dated Oct. 25, 2002, at 2 (Ex. 38).) Indeed, SPG financial adviser, Merrill Lynch & Co., with its own potential fee of between $12 million and $15 million, has a much larger vested interest since "[t]he bulk of [its] compensation does depend on the ultimate success of this transaction." (Cicco at 55, 133-34 (Ex.
8).)

Taubman Centers' legal counsel reviewed the duties of the members of the Board and specifically advised the Board that the law does not require them to negotiate with SPG or put the company up for sale simply because SPG had made a bid. (SEE ID. at 2-4.)

     Goldman Sachs gave a lengthy presentation, noting that Taubman Centers had the "most productive portfolio of regional malls in the public sector," and that its shopping malls had the highest tenant sales per square foot. (Oct. 28 Mins. at 3.) Goldman Sachs also advised the Board that the SPG offer "represented a significant discount to management's estimate of the Company's net asset value." (ID. at 4.)

     The Goldman Sachs analysis confirmed the Board members' own beliefs based on their experience in the industry that the offer was "extremely low." (Bloostein at 83-84 (Ex. 5; Gilbert at 128 (Ex. 7).) After hearing the advice of Goldman Sachs and of counsel and after discussion, the Board unanimously voted to reject SPG's unsolicited offer. (SEE Oct. 28 Mins. at 4.)

     Two weeks later, on November 13, 2002, David Simon sent a hostile letter to the Board, which he disclosed to the public, presenting the same $17.50 offer. (SEE letter from Simon to the Board dated Nov. 13, 2002 (Ex. 40).) In this letter, David Simon reiterated and characterized the $17.50 offer as an excellent opportunity for Taubman Centers' shareholders to realize "full value for their shares." (SEE ID. at 2.)

     G.     THE VOTING AGREEMENTS

     On November 14, 2002, Robert Taubman, individually, entered into voting agreements (the "Voting Agreements") with three friends, Max M. Fisher, John Rakolta Jr. (and Mr. Rakolta's family members), and Robert C. Larson. (SEE
Schedule 13D/A filed Nov. 15, 2002, Item 5 (Ex. 41).) Under the Voting Agreements, Robert Taubman, individually, was conferred the right to vote the shares of stock held by Messrs. Fisher, Larson, and Rakolta, roughly 3% of the outstanding shares of Taubman Centers. (SEE ID.) As a result, Robert Taubman had the right to vote a little more than 5% of the shares of common stock, and so an amended Schedule 13D/A was filed with the SEC to report that fact.

     On January 28, 2003, Robert Taubman and the other parties to the Voting Agreements terminated them, and, as of that date, the Voting Agreements are no longer in force or effect. Mr. Taubman terminated the Voting Agreements to "eliminate the issues Simon has raised based on these agreements." (Schedule 13D/A filed January 28, 2003, at Item 4 (Ex. 42).)

     H.     SPG BUYS SHARES OF TAUBMAN CENTERS STOCK

     One day after its hostile letter to the Board, on November 15, 2002, SPG purchased for the first time 1,000 shares of Taubman Centers' common stock, (SEE Tender Offer dated Dec. 5, 2002, at 32 (Ex. 43)), in an effort to give SPG "standing in dealing with Taubman." (Miller at 135-136 (Ex. 22).) SPG purchased additional shares on November 27, 2002, for a total of 11,000 shares. (SEE Tender Offer at 32.)18

     I.       SPG MAKES A TENDER OFFER FOR $18 PER SHARE

     On December 5, 2002, SPG commenced a tender offer (the "Tender Offer") to buy all outstanding shares of common stock of Taubman Centers for the price of $18 per share, $0.50 more per share than the "full value" $17.50 offer David Simon had previously presented to the Board. (SEE ID.) The Tender Offer was subject to a number of conditions, including that this Court alter the fundamental structure of Taubman Centers and disenfranchise one-third of the voting power of the corporation. (SEE ID. at 8-9.) The same day, SPG filed the present action.

     On December 10, 2002, the Board of Taubman Centers met with senior management, legal counsel, and Goldman Sachs. The Board unanimously resolved to recommend that shareholders reject the Tender Offer. (SEE Schedule 14D-9 dated Dec. 11, 2002, at 13. (Ex. 46).) In reaching the conclusion that the Tender Offer should be rejected, the Board took into account numerous factors,

-----------------------------

18 Plaintiff Glancy owns only 1,000 shares of Taubman Centers' common stock, which he bought in October 2000, two years after the 1998 Restructuring. (SEE Glancy at 20-23.) Newly-joined plaintiff, Randall J. Smith, has only 300 shares, which he purchased in 1993. (SEE SPG 2d Am. Compl. P.8.) Mr. Smith, an executive vice president of Westfield America, Inc. ("Westfield"), joined this lawsuit at the invitation of Westfield's president, and he is being indemnified by Westfield. (SEE Smith at 20-21 (Ex. 45).) Previously, David Simon attempted without success to get institutions that owned shares in 1998 to join the lawsuit. (SEE Miller at 204).

which are set forth in Taubman Centers' Schedule 14D-9. These include:

     o    The opinion of Goldman Sachs that the Tender Offer is inadequate.

     o The Board's belief that a number of the company's properties are at early stages in their development cycles and are expected to generate increasing returns over the next few years, and that the current stock price does not reflect the value of these assets or their growth potential.

     o The Board's belief that the Tender Offer is both inadequate and an opportunistic attempt to acquire properties after the Company has taken all of the development risks and expense, but before it has received the benefits.

     o The fact that the consideration to be paid in the Tender Offer does not reflect the inherent value of the company or its assets.

(SEE ID. at 14-16 (listing factors the Board considered).) Notably, Simon's witnesses conceded that these were appropriate factors to consider. (SEE Cicco at 346-361 (Ex. 8); Miller at 112-114 (Ex. 22).)19

     J.     SPG AMENDS ITS TENDER OFFER

     On January 15, 2003, two days before its Tender Offer was scheduled to expire, SPG announced that it had joined with another company, Westfield America, Inc. ("Westfield"), a corporation controlled by Westfield America Trust, an Australian real estate company. (SEE Supplement to Tender Offer dated Jan. 15, 2003, at 1, 8-9 (Ex. 47).) Despite David Simon's statement to the Board that his previous offers of $17.50 and $ 18 respectively represented the "full value for th[e] shares," SPG and Westfield increased the Tender Offer price to $20 per share. (SEE ID. at 7.)

-----------------------


19 At this Board meeting, the Board also amended the bylaws of Taubman Centers in order to "opt out" of the Michigan Control Share Acquisitions Act, which was one of the "conditions" of SPG's Tender Offer, (SEE Tender Offer at 10 (Ex.
43)), and to add a requirement that any shareholder nomination or business proposal be submitted a reasonable period before the meeting in question. (SEE
Schedule 14D-9 at 19 (Ex. 46).) The Board did not eliminate the ability of shareholders holding 25% of the votes entitled to be cast to call a special meeting of shareholders for any purpose, nor did the Board "opt in" to the Michigan Business Combination Act, which prevents a hostile acquirer from completing its acquisition with a Michigan corporation. Indeed, the Board has taken NO DEFENSIVE MEASURES in response to the Tender Offer.

     On January 20, 2003, the Board of Taubman Centers met again to review the terms of the revised Tender Offer. The Board also received and considered with its financial and legal advisers updates of recent operational and financial developments concerning the company. After receiving advice from both its legal and financial advisers, the Board unanimously determined to reject the amended Tender Offer. (SEE Schedule 14D-9/A dated Jan. 20, 2003, at 2-5 (Ex. 48) (discussing reasons for rejection).)20

                                    ARGUMENT

     I. PLAINTIFFS HAVE NOT ESTABLISHED A STRONG LIKELIHOOD OF SUCCESS ON THE MERITS

          A.     THE COURT LACKS SUBJECT MATTER JURISDICTION

     Plaintiffs have not established that their complaints are within the subject matter jurisdiction of the federal courts. On this basis alone, their motions must be denied. The two complaints, which contain only state law claims, allege diversity of citizenship under to 28 U.S.C. ss.1332(a) as the sole basis of original federal jurisdiction. Neither complaint, however, satisfies the complete diversity or amount in controversy requirements of the statute.

     Complete diversity means that every plaintiff must be diverse from every defendant. STRAWBRIDGE V. CURTISS, 7 U.S. (3 Cranch) 267 (1806) (Marshall, C.J.). The Supreme Court has squarely held that the citizenship of a partnership for diversity purposes includes the citizenship of each of its partners, including limited partners. CARDEN V. ARKOMA ASSOCS., 494 U.S. 185, 195-96

-----------------------------

21 On February 17, 2003, SPG announced that 84.5% of the COMMON shares outstanding have been tendered. This means that only some 52% of ALL issued and outstanding shares have been tendered, substantially short of the 66 2/3% that must approve any sale transaction or amendment to the Articles. When SPG set a February 14th deadline for its tender offer, it knew that the offer's primary condition - the invalidation of the Series B Stock - could not be met by that date or any time soon after. The tender offer was made simply to create an artificial deadline. The results of the tender offer are illusory. Some 90% of Taubman Centers' shareholders are financial institutions. (SEE A. Miller Decl. at P.4 (Ex. 12).) It costs nothing for shareholders to tender shares into an offer whose conditions cannot be met, and institutional shareholders almost always tender their shares whenever an above-market tender offer is received. Indeed, some institutions have policies that REQUIRE them to do so. (SEE ID. at P.13 (Ex. 12).)

(1990). Notably, a plaintiff cannot save diversity by simply failing to name all the limited partners in the complaint, as Smith and Glancy have done here. HANDELSMAN V. BEDFORD VILLAGE ASSOCS., L.P., 213 F.3d 48, 54-55 (2d Cir. 2000); HALLERAN V. HOFFMAN, 966 F.2d 45, 47-48 (1st Cir. 1992). In RMP CONSULTING GROUP, INC. V. DATRONIC RENTAL CORP., 179 F.R.D. 614, 620-22 (N.D. Okla. 1998), AFF'D IN RELEVANT PART, VACATED IN PART ON OTHER GROUNDS, 189 F.3d 478, 1999 U.S. App. LEXIS 19246, at *6 (10th Cir. 1999) (Ex. 49) the court expressly held that, when a limited partnership is the real party in interest, but is not named as a party, the court nevertheless must consider the citizenship of every partner of the partnership (even if the court finds the partnership not to be an indispensable party under Fed. R. Civ. P. 19(a)).

     Plaintiffs seek to "preliminarily enjoin the holders of the Series B from voting those shares." (SPG Mem. at 25). More than six million of these shares are owned by TG Partners Limited Partnership ("TG"), (SEE Poissant Decl. P.3), and thus TG is plainly a real party in interest. TG has partners that are citizens of the State of California. (SEE ID. P.7.) Glancy and Smith, the newly-joined plaintiff in the SPG case added in an attempt to cure SPG's standing deficiency, are both California citizens. (SEE Glancy at 6-7 (Ex. 44); Smith at 8 (Ex. 45).) Thus, there is not complete diversity in either case, and both must be dismissed.

     Separately, neither Smith nor Glancy satisfies the $75,000 amount in controversy requirement. Each plaintiff, standing alone, must meet this requirement whether suing as an individual or as a class representative. SCHACHNER V. BLUE CROSS & BLUE SHIELD OF OHIO, 77 F.3d 889, 896 n.8 (6th Cir.
1996).21 Smith alleges that he owns 300 Taubman Centers shares; Glancy owns 1,000. Even valuing these "claims" at the full Simon tender offer price of $20 per share,

---------------------------

21 Glancy also purports to bring a single derivative claim for breach of fiduciary duty, (SEE Glancy Am. Compl. Count VI), for which the corporation's, and not his own, monetary interest is relevant. But Glancy concedes that he has not made a written demand on the corporation, (SEE ID. P.142), a mandatory prerequisite to commencing a derivative action under Michigan law. SEE Mich. Comp. Laws ss.450.1493(a).

neither plaintiff even approaches $75,000 in controversy. (SEE Smith at 40-41.)22

     B. PLAINTIFFS HAVE FAILED TO ESTABLISH A STRONG LIKELIHOOD OF SUCCESS IN CHALLENGING THE 1998 RESTRUCTURING

          1. PLAINTIFFS' CLAIMS THAT THE SERIES B STOCK WAS IMPROPERLY ISSUED ARE BARRED BY THE STATUTE OF LIMITATIONS

     Under Michigan law, an action for breach of fiduciary duty "shall be commenced within 3 years after the cause of action has accrued, or within 2 years after the time when the cause of action is discovered or should reasonably have been discovered, by the complainant, whichever occurs first." Mich. Comp. Laws ss. 450.1541a(4). A claim "accrues at the time the wrong upon which the claim is based was done regardless of the time when damage results." ID. ss.600.5827. Thus, the law establishes a statute of repose for fiduciary duty claims, and "in no event can [plaintiff] file any later than 3 years from the date of the accrual, or the alleged wrong." AUSTIN V. TRANDELL, 207 F. Supp. 2d 616, 624 (E.D. Mich. 2002) (Cohn, J.).

     Plaintiffs' attempt to disenfranchise the Series B shareholders by way of a preliminary injunction is based on their assertion that "the issuance of [the Series B Stock] to the Taubman family in 1998 constituted a breach of fiduciary duty by the Taubman Board of Directors." (SPG Mem. at 1.)23 Yet any alleged breach of fiduciary duty claim based on the 1998 stock issuance accrued at the time the stock was issued, and is now time barred. SEE WOLF V. THOMAS, 271 F.2d 634, 635 (6th Cir. 1959) (alleged fiduciary "delinquency" occurred at time of stock issuance.).

---------------------------

22 The supplemental jurisdiction statute, 28 U.S.C. ss.1367(a), is of no avail to Glancy because supplemental jurisdiction cannot be the sole basis of jurisdiction. SEE FRANCESKIN V. CREDIT SUISSE, 214 F.3d 253, 258 (2d Cir. 2000). Likewise, Smith may not "piggy back" with SPG because, as an added party, he must individually meet the requirements for diversity jurisdiction.

23 In addition, Glancy alleges that the 1998 stock issuance violated the Ownership Limit because the value of the Series B shares issued to the Taubman family supposedly exceeded 8.23% of the value of Taubman Centers' outstanding capital stock. (SEE Glancy's Mem. at 5.) This, too, is a claim for breach of fiduciary duty because it was up to the Board to establish the market price of the Series B shares, (SEE Articles, art. III, ss.2(d)(i) (the market price of any class or series of shares not traded over any exchange or quotation system will be "determined in good faith by the Board of Directors of the Corporation")), which the Board determined to be of nominal value ($.001 per share).

     Plaintiffs suggest that, by "allowing the Series B to be used by the family to veto offers it does not want, the Board and Taubman family . . . are continuing to breach their fiduciary duties." (SPG Mem. at 1-2.) But "a continuing wrong is established by continual tortious ACTS, not by continual harmful effects from an original, completed act." HORVATH V. DELIDA, 213 Mich. App. 620, 627, 540 N.W.2d 760, 763 (1995) (emphasis in original). Courts have repeatedly rejected the notion that the continued ability to control a corporation as a result of an earlier stock issuance is a continuing wrong. SEE, E.G., MCQUILLEN V. NATIONAL CASH REGISTER CO., 22 F. Supp. 867, 872-73 (D.Md.
1938), AFF'D, 112 F.2d 877 (4th Cir. 1940).

     For example, in MCQUILLEN, the plaintiff challenged various stock issuances which occurred before he purchased his own stock, arguing that the defendants continuously used the stock to control the corporation. Rejecting the plaintiff's continuing wrong argument, the court explained:

     The actual issuance of the "B" stock, of which plaintiffs complain, took place prior to June 20, 1928; that is to say, in January, 1926. We cannot subscribe to the theory that this issuance was a continuous transaction, on the ground as asserted that the defendants continually conspired to ruin or control the corporation through their ownership of this stock. Rather is it correct to say that the issuance of this stock was a finished transaction in 1926.

ID. at 872.24 The 1998 issuance of Series B preferred stock occurred more than four years before the plaintiffs filed suit. Accordingly, their claims to disenfranchise the Series B shareholders are barred by Michigan's three year statute of limitations.

     2. SPG AND GLANCY LACK STANDING TO CHALLENGE THE 1998 RESTRUCTURING BECAUSE THE TRANSACTION OCCURRED PRIOR TO THEIR OWNERSHIP OF TAUBMAN CENTERS SHARES

------------------------------

24 ACCORD LOWELL WIPER SUPPLY CO. V. HELEN SHOP, INC., 235 F. Supp. 640, 647 (S.D.N.Y. 1964) ("the wrong, if any, occurred upon the original issuance of the stock"); HENIS V. COMPANIA AGRICOLA DE GUATEMALA, 116 F. Supp. 223, 228-29 (D. Del. 1953) (stock issuance and execution of contracts "'cannot by the specious device of employing appropriate language be transferred into continuing wrongs'"), AFF'D, 210 F.2d 950 (3d Cir. 1954); NEWKIRK V. W.J. RAINEY, INC., 76 A.2d 121 (Del. Ch. 1950) ("The allegation of a [continuing] conspiracy [resulting in a merger of the corporation] cannot obscure the hard fact that the stock purchases are the wrongs which plaintiffs want rectified.").

     Neither SPG nor Glancy owned Taubman Centers shares at the time of the 1998 Restructuring. Michigan law does not permit a plaintiff to maintain claims for equitable relief for corporate actions that occurred prior to the plaintiff's purchase of shares of the corporation. In WAGNER ELEC. CORP. V. HYDRAULIC BRAKE CO., 269 Mich. 560, 566, 257 N.W. 884, 886 (1934), the Supreme Court of Michigan explained:

          One who buys a minority interest in the stock of a private corporation for the sole purpose of instituting suit to interfere with or to control the internal policy of the corporation is not a particular favorite in a court of equity . . . . One who buys corporate  stock in  contemplation  of instituting suit by reason of such stock ownership is usually left to his remedy at law and denied relief in equity.

SEE ALSO PERGAMENT V. FRAZER, 93 F. Supp. 9, 12-13 (E.D. Mich. 1949).

     Less than four months ago, the Delaware Court of Chancery reaffirmed the contemporaneous ownership requirement, squarely holding that a bidder for corporate control who acquired shares only after the challenged transaction had no standing to sue for breaches of fiduciary duty by the target's directors. OMNICARE, INC. V. NCS HEALTHCARE, INC., 809 A.2d 1163, 1172 (Del. Ch. 2002), APPEAL DISMISSED AS MOOT, 2002 Del. LEXIS 723 (Del. Dec. 10, 2002). The court held that "a breach of fiduciary duty claim must be based on an actual, existing fiduciary relationship between the plaintiff and the defendants AT THE TIME OF THE ALLEGED BREACH." ID. at 1169 (emphasis added) (rule applies regardless of whether lawsuit is direct or derivative). 25

----------------------


25 SPG's own cases further demonstrate that it has no standing. SPG's principal case, TORCHMARK CORP. V. BIXBY, 708 F. Supp. 1070 (W.D. Mo. 1988), cited by SPG for the proposition that a "bidder-plaintiff has standing to attack defensive efforts as a breach of fiduciary duty irrespective of when it acquired its shares," (SEE SPG Mem. at 19), actually says only that a bidder has "standing to challenge the actions of [target's] management taken IN RESPONSE to [bidder's] offer." ID. at 1078 (emphasis added); SEE ALSO ID. at 1077 n.7 ("This Court, however, is persuaded that the more prudent rule in this situation is that of contemporaneous ownership."). The IN RE GAYLORD CONTAINER CORP. SHAREHOLDERS LITIG., 747 A.2d 71 (Del. Ch. 1999), case, as OMNICARE recognized, actually held that plaintiffs "'who buy stock and challenge the earlier adoption of [a] properly disclosed defensive measure' should be 'barred from recovery.'" OMNICARE, INC., 809 A.2d at 1170 n.16 (quoting GAYLORD). Likewise, CROUSE-HINDS CO. V. INTERNORTH, INC., 518 F. Supp. 390, 393-94 (N.D.N.Y. 1980), involved a challenge to defensive actions taken by the board AFTER the offeror had purchased shares, making the offeror a contemporaneous owner. And in CRTF CORP.
V. FEDERATED DEP'T STORES, INC., 683 F. Supp. 422, 435-36 (S.D.N.Y. 1988), the plaintiff-acquiror held shares contemporaneously with the challenged board action.

          3. PLAINTIFFS' CLAIMS ARE DERIVATIVE AND MUST BE DISMISSED FOR FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS NECESSARY TO COMMENCE A DERIVATIVE ACTION

     Under Michigan law, in order to challenge corporate action directly, a shareholder must establish that the shareholder "'suffers an injury separate and distinct from that suffered by other shareholders,' or the corporation as an entity." GAFF V. FEDERAL DEPOSIT INS. CORP., 814 F.2d 311, 315 (6th Cir. 1987). "Entrenchment" claims, like those pled here, are derivative and not direct. SEE, E.G., HALL V. ALIBER, 614 F. Supp. 473, 480 (E.D. Mich. 1985) (Gilmore, J.) (noting failure to make derivative claim demand where corporation's sale of stock to friendly shareholder was allegedly to "entrench existing management" and dilute would-be acquiror). In fact, plaintiffs' own pleadings establish that their claims are being brought on behalf of all of the shareholders. (SEE, E.G., SPG 2d Am. Compl. P.106 ("the holders of the Company's common stock face the prospect of immediate . . . injury should the Taubman family be permitted to vote the Series B Preferred stock"); Glancy Am. Compl. P.22.)

     Since neither SPG nor Glancy "was a shareholder of the corporation at the time of the act or omission complained of," Mich. Comp. Laws ss.450.1492a(a),26 and since no plaintiff made a prior "written demand" on Taubman Center's Board as required by Michigan law, ID. 450.1493a(a) (1989 amendment eliminating ability to plead "futility"; making demand requirement mandatory), plaintiffs have not complied with the statutory requirements necessary to commence a derivative action, and their motions must be denied. SEE HALL, 614 F. Supp. at 480 (dismissing for failure to make a demand in action challenging stock issuance approved by directors).

------------------------

26 Plaintiff Smith was a shareholder at the time of the acts complained of but, as an executive officer of Westfield, SPG's tender offer partner, individually represented by SPG's counsel, he is hardly an adequate class representative. SEE Mich. Comp. Laws ss.450.1492a(b); HALL, 614 F.Supp. at 476.

          4. EVEN IF THIS COURT WERE TO REACH THE "MERITS" OF THE 1998 RESTRUCTURING, IT IS CLEAR THAT PLAINTIFFS DO NOT HAVE A STRONG LIKELIHOOD OF SUCCESS

               a.   THE BUSINESS JUDGMENT RULE APPLIES

     Under Michigan law, where directors are sued for an alleged violation of their duties of loyalty or care, the plaintiff must overcome the application of the "business judgment rule." PRIDDY V. EDELMAN, 679 F. Supp. 1425, 1434 (E.D. Mich. 1988) (Taylor, J.), AFF'D, 883 F.2d 438 (6th Cir. 1989). The business judgment rule entitles defendant directors "to the benefit of 'a presumption that [they] have acted in accordance with their fiduciary obligations "on an informed basis, in good faith, and in the honest belief that the action taken was in the best interest of the company." ' " 883 F.2d at 443. A Michigan court will not "substitute its own judgment for that of the officers" of a Michigan corporation. BARROWS V. J.N. FAUVER CO., 280 Mich. 553, 558, 274 N.W.2d 325, 328
(1937).

     The 1998 Restructuring - a complicated, interrelated transaction that resulted in changes to the asset composition, governance, and debt structure of the enterprise - is exactly the sort of business activity to which courts apply the business judgment rule. The issuance of stock in connection with such a transaction does not alter this analysis: "[D]ecisions whether to sell additional stock, and on what terms to do so, are matters generally committed to the discretion of the board of directors, and the board is entitled to a presumption that it acted in good faith and exercised valid business judgment." HALL, 614 F. Supp. at 480.

     Plaintiffs have not pointed to any evidence suggesting that the independent directors breached their duty of loyalty in approving the 1998 restructuring. None of the independent directors has been accused of self-dealing. None had a personal or financial interest in the transaction. None was (or is) employed by or indebted to the Taubman family in any way.

     Nor have plaintiffs pointed to any evidence to rebut the presumption that the Board "acted in accordance with their fiduciary obligations 'on an informed basis, in good faith, and in the honest belief that the action taken was in the best interest of the company.'" PRIDDY, 883 F.2d at

443. This case is indistinguishable from PRIDDY, in which the Sixth Circuit affirmed the lower court's finding that the business judgment presumption was unrebutted where the transaction was the product of "[i]ntensive negotiations," ID., and "the directors had acted only on the careful and well-reasoned advice of financial advisors of the highest caliber." ID. The evidence here, as in PRIDDY, demonstrates a thorough, exemplary process. This Court should "decline[] to substitute its judgment for that of the directors." ID.

     Irrespective of the business judgment rule, under Michigan law, the very fact that the 1998 Restructuring and Series B Stock issuance were approved by the disinterested directors insulates the transaction from any attack. SEE Mich. Comp. Laws ss.450.1545a(1)(b); CAMDEN V. KAUFMAN, 240 Mich. App. 389, 399, 613
N.W.2d 335, 341 (2000) (statute "give[s] autonomy to corporate transactions that are evaluated by disinterested individuals"). In CAMDEN, shareholders brought a class action against directors of a corporation that had merged into another corporation, alleging that the directors had breached their fiduciary duty by failing to obtain maximum value for the shares. The court affirmed the dismissal of the action since the disinterested directors had approved the transaction. The court specifically held that a claim of breach of fiduciary duty under Mich. Comp. Laws ss.450.1541a is precluded under Mich. Comp. Laws ss.450.1545a(1) when the material facts of the transaction were known to the independent directors, and a majority of the independent directors approved the transaction. ID. at 395-96, 613 N.W.2d at 338-39. The court said that, once approval of an interested transaction is obtained under the statute, "the type of challenges available are limited to waste, fraud, illegality, or the like." ID. at 396, 613 N.W.2d at 339.

     Here, the material facts of the 1998 Restructuring were known to the independent directors. (SEE Bloostein at 109, 111 (Ex. 5); Gilbert at 60
(Ex. 7).) Accordingly, their approval precludes an action to enjoin or set aside any aspect of the 1998 Restructuring.

          B.   THE UNOCAL STANDARD DOES NOT APPLY

     Desperate to avoid application of the business judgment rule, plaintiffs attempt to rely on UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985). That case is inapposite. It holds that defensive measures adopted by a board during a contest for corporate control must be reasonable in relation to the threat posed; once the directors meet this burden of showing a threat and response proportional to that threat, their actions will be reviewed under the business judgment rule. But UNOCAL cannot be invoked where a board's actions were not taken as "defensive measures" and where "there was no threat to the board's control." STROUD V. GRACE, 606 A.2d 75, 79, 82-83 (Del. 1992). "No Delaware court has applied UNOCAL in the absence of a danger to corporate policy and effectiveness[.]" ID. at 83. With respect to the 1998 Restructuring, there was no threat to the board's control, no pending "danger to corporate policy and effectiveness," and thus no basis to characterize the transaction as a "defensive measure."27

     Plaintiffs also invoke Delaware's so-called BLASIUS standard, SEE BLASIUS INDUS., INC. V ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988), which is a specialized application of the UNOCAL standard that requires a board to meet a "compelling justification" standard under certain circumstances. (SEE SPG Mem. at 16-17; Glancy Mem. at 9-10.) As the Supreme Court of Delaware recently held: the
"compelling justification" standard set forth in BLASIUS applies "ONLY where 'the primary purpose of the board's action is to interfere with or impede exercise of the shareholder franchise and the shareholders are not given a full and fair opportunity to vote' effectively." MM COS., INC. V. LIQUID AUDIO, INC., 813 A.2d 1118, 1130 (Del. 2003) (emphasis

-------------------

27 Plaintiffs attempt to invoke UNOCAL by relying on the fact that, AFTER the Special Committee was formed, the company received a letter from The Rouse Company proposing the friendly exploration of the possibility of a combination of the Rouse and Taubman businesses. (SEE Gilbert at 46-47 (Ex. 7); Taubman at 65 (Ex. 15).) After considering the advice of its investment bankers, the Partnership Committee and the Board decided that no response to the letter was necessary, and Rouse took no hostile steps. (SEE Gilbert at 46-47; Bloostein at 134-137 (Ex. 5).) There is no evidence whatsoever that the 1998 Restructuring, which was initiated before the Rouse letter was received, was a "defensive measure" to the overture for a negotiated transaction.

added;  citations  omitted).28

     The undisputed facts of record make it ridiculous to suggest that the directors' primary purpose was to impede the exercise of the shareholder franchise: the 1998 Restructuring broadened the franchise. It ensured that the Board would have a majority of independent directors (as opposed to the Taubman/GM Trusts' controlled Board and Partnership Committee that preceded the restructuring); gave the independent directors the power to replace management; made voting power directly proportionate to economic ownership; gave the public shareholders control of the operating partnership; and preserved the power of the public shareholders to replace the entire Board, if that is their desire. (SEE Hanks Decl. P.8-11; A. Miller Decl. P.12.)

     Plaintiffs argue that the 1998 issuance of the Series B Stock to exactly align the Taubman family's voting power with their economic interest in TRG's assets was inappropriate because the partnership and the REIT are "two separate legal entities" and the Taubman family owned only 1% of Taubman Centers' common stock. (SEE SPG Mem. at 13.) As confirmed by Simon Corporation director Miller, however, this is a common and proper governance mechanism, (SEE Miller at 67 (Ex. 22)), and it is entirely consistent with the industry practice to consider both the operating partnership, where the assets are owned, and the public company, as a single enterprise. (SEE Cicco at 223 (Ex. 8). SEE ALSO October 10, 2002, Merrill Lynch presentation, at 13 (Ex. 52); November 4, 2002, Merrill Lynch presentation, at 5 (Ex. 53); Ward at 25, 33 (Ex. 3); Hanks Decl.P. 9.

-------------------

28 The BLASIUS-type cases relied on by plaintiffs all involve situations in which sitting directors deliberately interfered with an ongoing proxy contest or other attempt to replace them. SEE, E.G., CAMPAU V. MCMATH, 185 Mich. App. 724, 730, 463 N.W. 2d 186, 189 (1990); MMS COS., SUPRA; PACKER V. YAMPOL, 1986 Del.
Ch. LEXIS 413 at *45-*47 (Apr. 18, 1986) (Ex. 50); PHILIPS V. INSITUFORM OF N. AM., 1987 Del. Ch. LEXIS 474, at *11 (Aug. 27, 1987) (Ex. 51). Nothing that happened in 1998 prevents the current directors from being replaced.

          C.     THE 1998 RESTRUCTURING WAS FAIR TO THE PUBLIC SHAREHOLDERS

     Even if this Court had the legal power under Michigan law to substitute its judgment for that of the Board, plaintiffs have not offered any reason to do so.

     First, plaintiffs argue that the 1998 Restructuring caused the business to go from being wide open to a takeover to being permanently takeover-proof. (SEE SPG Mem. at 18.) But the record is clear that the business was not open to an unfriendly takeover before the 1998 Restructuring and it did not become takeover proof after the 1998 Restructuring:

     o Before the 1998 Restructuring, under the old structure, in Morgan Stanley's words, "a change of control transaction WOULD HAVE TO BE FRIENDLY." (Mins. of Joint Meeting at 10 (emphasis added) (Ex.21).) SPG's own investment banker agreed: "you needed the family to do [a transaction]" ... "both before and after '98" (Cicco at 169; SEE ALSO Bloostein at 64-65, 97-98 (Ex. 5); Payne at 41-42 (Ex. 6); Gilbert at 60-61 (Ex. 7); Taubman at 126 (Ex. 15).)

     o Before the 1998 Restructuring, no one would have wanted to acquire Taubman Centers standing alone because Taubman Centers only owned a minority interest in the operating partnership. (SEE Hanks Decl. P. 10-11; Taubman at 63-65.) Any potential acquiror would have wanted the power to control the real estate assets owned by the operating partnership, which Taubman Centers did not have. (SEE Simon at 77-78 (Ex. 35); Ward at. 33 (Ex. 3).)

     o Likewise, before the 1998 Restructuring the public shareholders could not have sold control of the enterprise's assets and thereby gain a control premium. (SEE Hanks Decl. P. 18.) It is only as a result of that restructuring that SPG's current bid for control became possible.

     o After the 1998 Restructuring, the public shareholders, which owned (and own) a majority of Taubman Centers' voting power, could vote to replace all of the directors on the Board in proxy contests. (SEE Miller Decl. P.12; Hanks Decl. P. 16.) CF. UNITRIN, INC. V. AMERICAN GENERAL CORP., 651 A.2d 1361, 1383 (Del. 1995) (proxy contest "remained a viable alternative").

     o After the 1998 Restructuring, the Board could fire the Taubman family from management and could dilute the Taubman family's 30% voting power through new issuances. (SEE Payne at 116-117.) Indeed, SPG witnesses concede that a takeover is possible even if the Series B shareholders oppose it. (SEE Westfield CEO Lowy at 114-116 (Ex. 54).)

     Second, drawing liberally from the hearsay notes of Adam Rosenberg, a junior investment banker on the Goldman Sachs team, plaintiffs argue that there was a breach of fiduciary duty because the Taubman family was opposed to a shareholder vote in connection with the 1998 Restructuring. (SEE SPG Mem. at 5-8.) This argument is factually and legally baseless.

     Goldman Sachs represented the family, not the independent directors, making the views of Goldman Sachs or the Taubman family with respect to a shareholder vote irrelevant to the question of whether the independent directors breached their fiduciary duty. Indeed, despite Goldman Sachs' view that a shareholder vote might risk the emergence of an "interloper," the record is clear that Robert Taubman was willing to agree to a shareholder vote if the best transaction structure required one.

     Moreover, there is nothing unusual or improper about structuring a transaction to avoid the expense and uncertainty of a shareholder vote. SEE Robert C. Clark, CORPORATE LAW at 433 (Ex. 55); 1 Lou R. Kling & Eileen T. Nugent, NEGOTIATED ACQUISITIONS OF COMPANIES, SUBSIDIARIES AND DIVISIONS SS.
2.03 (2002) (Ex. 56). SPG does not cite a single case from any jurisdiction suggesting that directors have a fiduciary duty to hold a shareholder vote when one is not expressly required, and the law is exactly the opposite. 29

          D.   THE ISSUANCE OF THE SERIES B STOCK DID NOT VIOLATE THE ARTICLES

     Glancy argues that the issuance of the Series B Stock is void because the Board lacked the authority to issue the stock. Nevertheless, two years before the Board issued the stock, Taubman Centers' shareholders amended the Articles to authorize the Board to issue 50 million shares of preferred stock "in one or more series having such relative rights, preferences, priorities, privileges, restrictions, and limitations AS THE BOARD OF DIRECTORS MAY DETERMINE FROM TIME TO

-----------------------

29 As the Delaware Chancery Court has explained, the STATUTORY test for determining whether a shareholder vote is required "is the sole test to be applied." GIMBELL V. SIGNAL COS., 316 A.2d 599, 605 (Del. Ch. 1974), AFF'D 316 A.2d 619 (Del. 1974) (rejecting the argument "that shareholder approval is required upon every 'major' restructuring of the corporation"); LOWENSCHUSS V. OPTION CLEARING CORP., 1985 Del. Ch. LEXIS 408, at *12-*13 (Mar. 27, 1985) (looking beyond the statute "would work into our corporation law an aura of uncertainty and unpredictability which is undesirable") (Ex. 57).

TIME." (SEE 2d Am. & Restated Arts. of Incorp. of Taubman Centers, Art III, ss.1 (filed May 22, 1996) (emphasis added) (Ex. 26).)

     Glancy also argues that the issuance to the Taubman family of Series B Stock violated the Ownership Limit. The sole support for this claim is a stock valuation by a witness whose previous stock valuation work was found by the court to be "seriously flawed and unpersuasive" and was rejected "entirely." SMITH V. COMMISSIONER, 78 T.C.M. (CCH) 745, 748, 750 (1999) (Ex. 58). That
expert's work here is similarly flawed. (SEE Brophy Decl.P.P. 19-22 (Ex. 59).) The issuance to the Taubman family of Series B Stock was a legitimate exercise of the Board's fiduciary duty to "determine[] in good faith" the "Market Price" of the stock, (Articles, Art. III ss.2(d)(i) (definition of "Market Price"); Brophy Decl.P.P. 15-18), and the Board did so on the advice of Morgan Stanley that the Series B shares were of "nominal value." (Joint Meeting Mins. at 7.) Issuance of the Series B shares simply did not violate the Ownership Limit. (SEE Brophy Decl.P. 14.)

          C. SPG 2002 "GROUP" CLAIM UNDER THE CONTROL SHARE ACQUISITIONS ACT IS MERITLESS

     SPG has presented no fewer than three different "group" theories as to why the Michigan Control Share Acquisitions Act (the "Act") supposedly justifies disenfranchising the shares held by the Taubman family:

     1. The issuance of the Series B preferred shares to the Taubman family in 1998, representing 30% of the voting power of Taubman Centers, exceeded the Act's 20% threshold.

     2. The voting agreements from "several close associates of the family" gave the Taubman family an additional 3% of the voting power, exceeding the Act's 331/3% threshold.

     3. Then, SPG amended its complaint to add a new claim that (i) the Taubman family and their "close associates" who signed over their voting rights became a "group" in 2002, (ii) the "group" allegedly ACQUIRED in a "control share acquisition" all of the shares of the Taubman family and their close associates, and (iii) this increased the "group's" holdings from zero to just over the Act's 331/3% thresholds.

     SPG's first theory was rejected by the Court in its January 22nd order. Its second theory is now moot because the voting agreements have been terminated.30 That leaves SPG with its third and most radical alternative, that the Taubman family's alleged formation of a group in 2002 was ITSELF a "control share acquisition" by the "group," and that all of the group's shares are precluded from voting under the Act.

     This argument must be rejected because the formation of a group is not a "control share acquisition" under the Act. Moreover, even if the Taubman family is a "group," they have been so at least since they first acquired their Series B shares in 1998.

          1.   THE FORMATION OF A "GROUP" IS NOT A "CONTROL SHARE ACQUISITION"

     SPG's argument that the formation of a group by the Taubman family and the friends who gave Robert Taubman the voting agreements does not preclude the Taubman family from voting stock that they ALREADY OWNED. If that were the case, every time one person received the right to vote another's shares, they would be a "group," and ALL of the shares held by the acquirer (not just the acquired shares) would be precluded from voting.

     Yet it is clear from the Act that only the shares ACQUIRED in a control share acquisition, and not shares already held, lose their voting rights unless approved by the remaining shareholders. See Mich. Comp. Laws ss.450.1798(1). ACCORD Stephen H. Schulman, Cyril Moscow, Margo Rogers Lesser, MICHIGAN CORPORATION LAW & PRACTICE 297-98 (2002) (Ex. 60). Thus, as explained in the official comments of the General Corporation Law Study Commission to the Indiana Business Corporation Law (the "Indiana Comments"), on which the Michigan Act was based:

     "Control shares" are NOT "all shares" owned by the acquiring person, but only the shares acquired in the "control share acquisition" . . . that, when added to the acquiring person's pre-acquisition holdings, put the person over one of the three specified thresholds of voting power.

Indiana Comments to Ind. Code 23-1-42-1 (underlined in original) (Ex. 61). ACCORD SCHULMAN,

----------------------

30 In any event, because it is uncontested that there was no consideration for the voting agreements, (SEE Glancy Am. Compl. P. P. 71-73), the acquisition of the right to vote those shares was not a "control share acquisition." Mich. Comp. Laws 450.1791(4)(c) (acquisition of shares "without consideration" is not a "control share acquisition").)

MOSCOW & LESSER  297-98.

     This very issue was addressed in ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, No. 1:90-CV-937, slip op., (W.D. Mich. Dec. 5, 1991) (op. denying prelim. inj.) (Ex. 62), a case SPG never mentions in their memorandum of law even though it is the only case exactly on point, and it was argued for the defendants in that case by SPG's counsel here, Mr. von Ende. In ATLANTIS, three shareholders, each with roughly 9% of the voting power of the company, allegedly formed a group and then, as a group, acquired an additional 1.67% of the voting power. SEE ID. at
3. Rejecting the argument that the formation of the group was itself a "control share acquisition", the court explained:

          The statute's provisions are only triggered by an ACQUISITION of control shares. SEE M.C.L.A. ss.ss.450.1791 and 450.1794. Since the Alizac-Coyne-Day alignment, if one exists, was not based on an acquisition of control shares, the statute probably does not apply to them. Finally, the only acquisition of control shares that has occurred is the 1.67% increase in stock defendants have purchased since April of 1991. COMPARE Comments to Section 23-1-42-1 of the Indiana Business Corporation Law (stating that control shares are only the shares acquired in the control share acquisition).

     ID. at 10 (footnote omitted). ACCORD Def. Rospatch Corp.'s Br. in Opp'n to Pl.'s Mot. for a Prelim. &/or Perm. Inj. ("von Ende Br.") at 40 ("[E]ven if the shareholder defendants are deemed to be a 'group,' and even if that 'group' is deemed to have acquired control shares, the extent of that 'acquisition' is necessarily limited to the 1.67% increase in the combined holdings of the shareholder defendants.") (Ex. 63). SEE ALSO YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298, 301 (Ind. 2002) ("The effect of the application of the statute is not to disable all shares owned by the acquirer. Rather it prevents only the voting of the shares acquired in the control share acquisition . . . .")31

---------------------------

31 The only control share acquisitions act case cited by SPG, BREAUD V. AMATO, 657 So. 2d 1337 (La. Ct. App. 1995), is entirely consistent with ATLANTIS. In BREAUD, the defendants formed a group and then went out and acquired shares in the open market. SEE ID. at 1340-42. Thus, the shares at issue were acquired by the group AFTER the group was formed. As the court explained, the act is "triggered when a person or group of persons acquires over twenty percent (20%) of the stock," and in that case "more than 34.80% of the Holding Company ha[d] changed hands" after the group was formed. SEE ID. at 1344.

     Defendants do not suggest that the "group" concept has no significance under the Act. The definition of "control shares" states that control shares are shares that, "when ADDED TO ALL OTHER shares" owned or controlled by that person "would entitle that person . . . directly or indirectly, alone or AS PART OF A GROUP, to exercise or direct the exercise of the voting power" of the shares within the three specified control thresholds. Mich. Comp. Laws ss. 450.1790(2). Thus, shares owned by each member of a "group" fixes the starting point, and those shares are included in determining whether an ACQUISITION of shares, when added to the group's shares, crosses one of the Act's thresholds. ACCORD Indiana Comments to 23-1-42-1 ("'Control shares' defined") (Ex. 61).

     It is altogether something else to suggest that the Act also adopts from federal securities law the notion of a "deemed" acquisition by the group of all of the individual group members' shares to require shareholder approval before even previously-owned shares could be voted. SEE, E.G., YOUNG, 770 N.E.2d at 302 (Indiana act looks to the person who ACTUALLY holds "the 'power to direct' the vote").32 Indeed, even under federal securities law, the court may "enjoin the voting of shares rapidly acquired just before a contest for control . . . [but] disenfranchisement should not extend to prior holdings legally acquired." GENERAL AIRCRAFT CORP. V. LAMPERT, 556 F.2d 90, 97 (1st Cir. 1977).

     SPG's proposed construction of the Act was rejected in ATLANTIS for good reason and would cause far reaching problems the Michigan Legislature could not have intended. For example, as Mr. von Ende notes in his ATLANTIS brief, since board members often have substantial shareholdings, under SPG's proposed construction (which Mr. von Ende decried in ATLANTIS), the court would "establish the BAD PRECEDENT that a company cannot engage in self defense against a would-be

-------------------------

     If the Taubman family were a group, they were a group at the time they first acquired their Series B shares, but, unlike the defendants in BREAUD, the Series B shares acquired were a new issuance from Taubman Centers itself, which, as this Court has already ruled, was not a "control share acquisition" under the Act. (SEE Order filed Jan. 22, 2003.)

32 In this case, there is no allegation that the Taubman family members can vote each others' shares, much less that they paid for the right to do so, a requirement under Michigan law, as well. SEE Mich. Comp. Laws ss.450.1791(4)(c).

acquirer without converting all other objecting directors into a single shareholder group." von Ende Br. at 45 (emphasis added). As Mr. von Ende explains, "Such a precedent would have the DEVASTATING consequence of promoting hostile and unfriendly takeovers of corporations and would render those corporations powerless to defend themselves. That is not the law NOR SHOULD IT BE." ID. (emphasis added) (Ex. 63).

          2. IF THE TAUBMAN FAMILY IS A GROUP, IT HAS BEEN SO WITH RESPECT TO THE SERIES B SHARES SINCE 1998

     Moreover, even if the formation of a group could be a "control share acquisition" in and of itself, SPG's suggestion that the Taubman family first became a group in 2002 is wholly inconsistent with the entire premise of plaintiffs' complaints that the 1998 stock issuance gave the Taubman family control over Taubman Centers.33 The Schedule 13D/A filed in 2002 does not, as SPG suggests, "trumpet[] the FORMATION of a group among Robert Taubman, the family and family friends." (SPG Mem. at 20. (emphasis added).) Nor does it in any way suggest that the family was, for the first time, FORMING a group with respect to holding and voting their Series B shares.34

-----------------------

33 (SEE, E.G., SPG 2d Am. Compl. P. 42 (restructuring "increased the Taubman family's voting power in the Company"); P. 43 (issuance of "Series B Preferred Stock purported to give the Taubman family virtual veto power over major transactions concerning the Company and, in particular, unsolicited takeover attempts"); P. 44 ("Series B Preferred Stock purported to increase the Taubman family's voting power in the Company from less that 1% to 30%"); P. 48 ("acquisition of the Series B Preferred Stock by the Taubman family . . .was a 'control share acquisition'"); Glancy Compl. P. 39 ("[i]n connection with the GM Exchange, the Taubmans, as a group, were able to accumulate their purported 30% voting position").

34 There was no requirement to file a Schedule 13D with regard to the Taubman family's SERIES B shares alone because Rule 13d only requires filing with respect to "equity securities," meaning "securities of a class which is registered pursuant to Section 12 of [the Securities and Exchange Act of 1934]," SEE Rule 13d-1(i), 17 C.F.R. 240.13d-1(i), and the Series B shares are not registered securities. Robert Taubman had originally filed a Schedule 13D in the year 2000 because he received options from Taubman Centers, which, if exercised, would have exceeded 5% of Taubman Centers COMMON stock (a registered equity security). The amended Schedule 13D/A was only filed because, with the voting agreements given to Robert Taubman, his holdings exceeded 5% of the REGISTERED securities of Taubman Centers. SEE Rule 13d-2(a), 17 C.F.R. 240.13d-2(a)
(requiring amendment for any material increase in the percentage of stock beneficially owned (defined as more than 1%)).

In fact, SPG alleges that, in obtaining the voting agreements, "the Taubman family was hurriedly acting to FURTHER entrench itself by ADDING to its blocking position." (SPG 2nd Am. Compl. P. 31 (emphasis added.).)35

     In short, SPG's last ditch allegation that the Taubman family formed a "group" in 2002 does not create a claim under the Control Share Acquisitions Act or provide any basis to disenfranchise the Taubman family's Series B shares.

          D. THE BOARD PROPERLY DISCHARGED ITS FIDUCIARY DUTIES IN REJECTING THE INADEQUATE SIMON OFFERS

     Finally, plaintiffs claim that, in responding to SPG's letters and tender offer, the Board has breached its fiduciary duties by somehow not taking unspecified "steps" to preclude the Series B shareholders from voting on issues raised by SPG's (and Westfield's) takeover attempt. But it is little short of absurd to suggest that a Board is under a fiduciary obligation to upset long-established governance arrangements - even if directors possessed that power - merely because a tender offer has been made.

     It is familiar law that directors need not agree to or facilitate a takeover, or enter into negotiations to sell the company, simply because a hostile tender offeror makes a bid. If directors believe that an acquisition offer is inadequate or otherwise not in the company's interest, they are

-------------------------

35 SPG's control share claim must also fail because, as a hostile bidder, they have no standing to sue under the statute. The general purpose of control share statutes is to "protect businesses from certain abusive and manipulative practices of CORPORATE RAIDERS." AMP INC. V. ALLIEDSIGNAL CORP., 168 F.3d 649, 651 (3d Cir. 1999) (emphasis added). The history of the Michigan Act indicates that the Legislature was concerned about "a takeover's effect on shareholders and local economic stability" and believed that the Act would provide "a mechanism that public corporations could use against takeover attempts." House Legislative Anal., H.B. 4907 & 4936 (Mar. 18, 1988) (Ex. 64); Senate Fiscal Agency Bill Anal., H.B. 4907 (S-1) & 4936 (S-1) (Feb. 18, 1988) (Ex. 65).

     Michigan law precludes standing to sue "when the statute . . . [was] not intended to benefit or protect the plaintiffs, i.e., for their especial benefit, they lack standing to sue." DETROIT FIRE FIGHTERS ASS'N V. CITY OF DETROIT, 449 Mich. 629, 645, 537 N.W.2d 436, 443 (1995) (Riley, J., concurring). SEE ALSO
CITIZENS FOR PRETRIAL JUSTICE V. GOLDFARB, 415 Mich. 255, 272, 327 N.W.2d 910, 916 (1982). As a hostile tender offeror, SPG is plainly not in the class of persons for whose benefit the Act was adopted.

entitled to reject the offer, even an all-cash one at a premium to current stock price. SEE, E.G., PARAMOUNT COMMUNICATIONS, INC. V. TIME INC., 571 A.2d 1140, 1154 (Del. 1989) (board under no obligation to negotiate); TW SERVS., INC. V. WT ACQUISITION CORP., 1989 Del. Ch. LEXIS 19, at *28 (Del. Ch. 1989) (board need not negotiate merger with tender offeror to whom 88% of shareholders tendered shares) (Ex. 66); AMANDA ACQUISITION CORP. V. UNIVERSAL FOODS CORP., 708 F. Supp. 984, 1013 (E.D. Wis. 1989) (board may "just say no"; "no support in the case law that a company must negotiate with a tender offeror"). As articulated by the Supreme Court of Delaware, "[d]irectors are not obliged to abandon a deliberately conceived corporate plan for a short-term shareholder profit unless there is clearly no basis to sustain the corporate strategy." PARAMOUNT, 571 A.2d at 1154. Indeed, directors may face liability if they acquiesce in a takeover at less than a company's intrinsic value. SEE SMITH V. VAN GORKOM, 488 A.2d 858, 890 (Del. 1985).

     The plaintiffs find no room in their combined 40 pages to address the Board's unanimous judgment that the initial $17.50 offer, and then the $18 offer, and now the $20 offer are inadequate, i.e., far below the company's intrinsic value. SPG merely asserts, without any supporting evidence, that the Board's judgment is "pretense." (SPG Mem. at 2.) But SPG's own actions and witnesses show that the Board's judgment is unassailable. The three different bids, each higher than the next, despite SPG labeling its first and lowest bid as "full value," confirms the Board's judgment and demonstrates that there is no reason to conclude that the $20 offer is any more "full value" than the prior two offers. Indeed, SPG's investment banker testified, "I don't know what full value is here," and he conceded that "it would be reasonable to disagree on full value." (Cicco at 285-86) (Ex. 8).)36

----------------------

36 In addition, the Taubman Centers shareholding body has an overwhelming cross-ownership with SPG shareholders. The interest of these dual holders, including some of Taubman Centers' largest institutional holders, is served by SPG tender price being low enough so as not to damage the SPG share price. (SEE
A. Miller Decl.P. 10, 11 (Ex. 12).) Such an interest is clearly in conflict with the fiduciary obligations of Taubman Centers' Board.

     Moreover, David Simon conceded that the bid was opportunistic, timed to coincide with what he perceived to be Taubman Centers' depressed stock price compared with its true value. (SEE Simon at 143 (Ex. 35).) Thus it cannot be disputed that the directors properly took into account the company's extensive investment in five new development projects which have just opened over the past two years. (SEE Taubman Centers Form 14D-9 at 14, item (iii) (Ex. 46); Miller at 113-14 (Ex. 22).)

     Accordingly, there is no legal or factual basis for plaintiffs' invitation to the Court to substitute its judgment for the Board's judgment as to the SPG/Westfield tender offer. Whatever sort of preliminary injunction plaintiffs seek based on the tender offer - and the moving papers are completely obscure on this point - plaintiffs have failed to show a strong likelihood of success on the merits.

     II.   THE BALANCE OF EQUITIES WEIGHS IN FAVOR OF DEFENDANTS

     "'[T]he purpose of a preliminary injunction is merely to preserve the relative positions of the parties until a trial on the merits can be held.'" MICHIGAN BELL TEL. CO. V. ENGLER, 257 F.3d 587, 592 (6th Cir. 2001). Nevertheless, plaintiffs seek not to preserve, but to irrevocably alter, the status quo.

          A.   PLAINTIFFS HAVE SUFFERED NO IRREPARABLE INJURY

     As David Simon made clear at his deposition, he understood full well the governance structure of Taubman Centers established in the 1998 Restructuring and the Taubman family's voting rights before he made his offer. This is not a case where the defendants are doing anything to block SPG's tender offer, and the cases cited by plaintiffs where injunctive relief was granted with regard to defensive measures adopted to thwart a tender offer are irrelevant. Rather, this is a case where SPG made its tender offer contingent on revoking the Taubman family's voting rights established four years ago. In other words, SPG's alleged injury is one of its own making.

     Moreover, plaintiffs' alleged injury is neither certain nor irreparable and hardly imminent. Plaintiffs can only be harmed by the Series B votes if and when a meeting of shareholders is called to request a shareholder amendment of the Ownership Limit in Taubman Centers' Articles (in place since 1992). Yet, just two days ago, Peter Lowy, the president and chief executive of Westfield, SPG's tender offer partner, testified that no decision has been made to even ask for a meeting, (SEE Lowy at 203 (Ex. 54)), and he refused to disclose whether SPG and Westfield intended to do so in the next six months. (SEE ID. at 174-176.) This, despite the fact that SPG told the Court in December that it was going to issue proxy materials for a meeting in January. Plainly, there is nothing "imminent" about plaintiffs' alleged injury.

     Lowy also admitted that plaintiffs, in effect, have no irreparable injury. As he testified, SPG and Westfield can, in fact, proceed with their tender offer "WITHOUT the series B shareholders' consent and WITHOUT the court ruling in Simon's favor." (ID. at 114, 115 (emphasis added).)

     Even assuming SPG and Westfield ever do (i) receive agent designations from 25% of the shareholders necessary to call a meeting of shareholders,37 (ii) ask the Board to schedule a meeting to consider amending the Articles to eliminate the Ownership Limit, and (iii) hold a meeting, they can only be harmed if they receive at that meeting the votes of two-thirds of the shareholders other than the Series B shares. That is hardly a certainty much less evidence of immediate harm, and any future harm can always be remedied by adjustment of the shareholder vote at a later date. SEE, E.G., ATLANTIS, slip op. at 15 ("But no irreparable harm will result from holding the shareholders meeting as scheduled, because this court may fashion an equitable solution after the shareholder election, if necessary."); PLANT INDUS., INC. V. BREGMAN, 490 F. Supp. 265, 271 (S.D.N.Y 1980) (no irreparable injury where court can void election); AQUILA, INC. V. QUANTA SERVS., INC., 805 A.2d 196, 209 (Del. Ch. 2002) (no irreparable injury where court can determine votes post election).

          B.   DEFENDANTS AND OTHERS WILL SUFFER IRREPARABLE INJURY

     Defendants, on the other hand, and the Taubman family and other Series B shareholders, in

-------------------------

37 The fact that shareholders tendered their stock, which can always be revoked, is hardly indicative of the way those shareholders would vote either to call a meeting or at a meeting if SPG ever does solicit proxies.

particular, WILL suffer irreparable injury if the Series B shares are enjoined from voting. In fact, plaintiffs expressly agree that "shareholders suffer irreparable harm where their right to vote is frustrated or denied." (SPG Mem. at 24.) SEE, E.G., BEZTEK CO. V. BANK ONE COLUMBUS, N.A., 811 F. Supp. 274, 283, 285 (E.D. Mich. 1992) (Edmunds, J.) ("Courts have recognized the importance of the corporate electoral process and of the shareholder's right to vote stock." "Plaintiffs will suffer irreparable harm if they are not able to exercise their franchise rights as shareholders in First of America."). This is particularly true in the context of a hostile takeover because "[o]nce the company has been taken over, courts can rarely, if ever, 'unscramble the eggs.'" HOMAC, INC. V. DSA FIN. CORP., 661 F. Supp. 776, 783 (E.D. Mich. 1987) (Cook, J).

     The Taubman Centers Board, the GM Trusts, and the Taubman family negotiated and approved the 1998 Restructuring as a whole, including allowing the GM Trusts to withdraw from TRG, moving governance from TRG's Partnership Committee to the Taubman Centers Board, and issuing the Series B shares. For four years, Taubman Centers, its shareholders, its lenders, and its business partners have relied on the governance structure set up in 1998. Now, after four years of reliance on that 1998 Restructuring, SPG asks the court to UNDO one aspect of that transaction to make their hostile takeover easier. That is hardly a preservation of the status quo, and it is not a ground for a preliminary injunction.

          C. THE PUBLIC INTEREST WILL BE SERVED BY THE DENIAL OF A PRELIMINARY INJUNCTION

     The State has a strong public interest in seeing major business disputes decided, where possible, in a context where the risk of error is minimized and the predictability of the outcome is maximized. Plaintiffs' motions seek radical relief: disenfranchisement of 38% of the voting power of a major Michigan corporation on a truncated, paper record with limited briefing. The outcome of these proceedings could have adverse effects, not only on the publicly-traded company, but on other parties who hold Series B shares, partners of TRG, and the lives of hundreds of Taubman Centers employees and their families. There is simply no reason to grant plaintiffs the drastic and irreversible relief they seek by way of a preliminary injunction.

                                   CONCLUSION

     Taubman Centers and its directors respectfully ask the Court (1) to deny SPG, Smith, and Glancy's motions for a preliminary injunction and (2) to dismiss their amended complaints as a matter of law for (a) lack of jurisdiction over the subject matter, (b) because their claims are barred by the statute of limitations, and (c) because they lack the legal standing to sue.

                                          Respectfully submitted,
                                          MIRO WEINER & KRAMER
                                          a professional corporation
                                          Attorneys for Defendants

                                          By: __________________________________
                                              Joseph Aviv (P 30014)
                                              Bruce L. Segal (P 36703)
                                              Matthew F. Leitman (P 48999)
                                              Suite 100
                                              38500 Woodward Avenue
                                              Bloomfield Hills, MI 48303-0908
                                              Telephone: (248) 258-1207
                                              Facsimile: (248) 646-4021

                                          HONIGMAN MILLER SCHWARTZ
                                            AND COHN, LLP
                                              Attorneys for Defendants
                                              I.W. Winsten (P 30528)
Of counsel                                    Raymond W. Henney (P 35860)
WACHTELL, LIPTON, ROSEN & KATZ                2290 First National Building
51 West 52nd Street                           Detroit, Michigan 48226-3583
New York, New York 10019                      Telephone: (313) 465-7000

Exhibit A


                                STRUCTURE OF TRG

        The following chart depicts the beneficial ownership of TRG (excluding Max M. Fisher's 0.3% interest and including, in the case of the Taubman Group, TG's interest) and the percentage ownership in each business in which TRO will have an interest (the "Managed Businesses") upon the completion of the Reconfiguration and the Offering.

(chart depicts following)

GM Trusts owns 44.0% of TRG

Taubman Centers, Inc. (the "Company") owns 32.8% of TRG

Taubman Group owns 22.9% of TRG

TRG owns the given percentage of the following properties:

Woodfield (50%)         Short Hills (50%)       Cherry Creek (50%)
Fairlane (25%)          Stoneridge  (100%)      Stamford (50%)
Lakeside (50%)          Woodland (50%)          Marley Station (100%)
Fair Oaks (50%)         Lakeforest (100%)       Bellevue (60%)
Columbus (100%)         Westfarms (65%)         Meadowood (100%)
Twelve Oaks (50%)       Briarwood (100%)        Development Projects (100%)
Hilltop (100%)          Beverly Center (70%)*   The Manager (99%)

* TRG has an option to acquire the remaining 30%

(end chart)


        There initially will be 61,981 Units of Partnership Interest in TRG outstanding, of which: 27,276 will be held by the GM Trusts; 20,347 will be held by the Company; 10,953 will be held by the Taubman Group; 3,206 will be held by TG; and 199 will be held by Max M. Fisher's revocable trust. Each Unit of Partnership Interest initially will be equivalent in value to 2,000 shares of Common Stock.

        There initially will be outstanding 40,694,515 shares of Common Stock. The Company will initially be owned as follows:

(chart depicts following)

Purchasers of the Common Stock Offered Hereby own 65.9% of Taubman Centers, Inc. (the "Company")

GM Trusts owns 19.8% of Taubman Centers, Inc. (the "Company")

AT&T Trust owns 13.7% of Taubman Centers, Inc. (the "Company")

Taubman Group owns 0.6% of Taubman Centers, Inc. (the "Company")

(end of Chart)


Since the Company will own 32.8% of TRG, TRG will be owned, directly and indirectly:

        o 50.5% by the GM Trusts;
        o 23.4% by the Taubman Group, TG, and Max M. Fisher's revocable trust;
        o 21.6% by the purchasers of the Common Stock offered hereby; and
        o 4.5% by the AT&T Trust.

Exhibit B

PRE-1998 RESTRUCTURING
________________________________________________________________[Taubman Logo]__

Enterprise was Governed by 13-Member Partnership Committee

(chart depicts following)


      37.2%                          39.4%                          23.4%

                                      REIT
                                     TAUBMAN
       GM                          CENTERS, INC.                   Taubman
     Pension                          (TCO)                        Family &
      Trusts                     52.9 million shares                Other
                                (incl. 8.4 million held          Unitholders
                                     by GMPT)

    4 Members                       5 Members                     4 Members

  50.0 Million Units            52.9 Million Units            31.4 Million Units

Above Entities own

                             Operating Partnership
                  Governed by 13-Member Partnership Committee
                        TAUBMAN REALTY GROUP L.P. (TRG)
                             25 Operating Centers,
                          2 Centers Under Construction
                             & Development Pipeline

                     134.3 Million Total Partnership Units

POST-1998 RESTRUCTURING
________________________________________________________________[Taubman Logo]__

Enterprise Now Governed by REIT Board

(chart depicts following)

GM Pension Trusts owns 10 malls (Continue to Be Managed by Taubman)

(end chart)

(chart depicts following)

           62.7%                                37.3%

           REIT
   Governed by 9-Member Board
  (5 Independent Directors)(a)                 Taubman
                                               Family&

  Taubman Centers, Inc. (TCO)                   Other
    52.9 million shares                      Unitholders
(incl. 8.4 million held by GMPT)

      52.9 Million Units                   31.4 Million Units

Above Entities own

                      Operating Partnership


                 Taubman Realty Group L.P. (TRG)
                      15 Operating Centers,
                   2 Centers Under Construction
                      & Development Pipeline

                  84.3 Million Total Partnership
                              Units

(end chart)

(a)  Four directors are nominated by the unitholders.

Exhibit C


OWNERSHIP AND VOTING COMPARISON
________________________________________________________________[Taubman Logo]__

                 PRE-1998 RESTRUCTURING                               POST-1998 RESTRUCTURING
(a)                         Ownership        Voting (a)                                             Ownership        Voting
                            _________        ______                                              _________        ______

  Taubman Family               18.8%                                  Taubman Family               29.8%           29.8%

  Other Unitholders             4.6%                                  Other Unitholders             7.5%            7.5%
                               _____                                                               _____           _____

  Taubman Family and                                                  Taubman Family and
   Other Unitholders           23.4%          30.8%                    Other Unitholders           37.3%           37.3%

  GM Pension Trusts            37.2%          30.8%                   GM Pension Trusts              -               -
   Unitholders                                                         Unitholders

  REIT Shareholders            39.4%(b)       38.4%                   REIT Shareholders            62.7%(c)       62.7% (c)
                               _____          _____                                                _____          _____
                              100.0%         100.0%                                               100.0%         100.0%



     (a) Indicates voting rights via member seats on the Partnership Committee; Taubman family and other unitholders represented 4 members out of 13, GM Pension Trusts represented 4, and REIT Shareholders represented 5.

     (b) Includes approximately 6.3% ownership held by GM Pension Trusts in REIT shares.

     (c) Includes approximately 9.9% ownership held by GM Pension Trusts in REIT shares.